Exhibit 2

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


                                            )
In re:                                      )        Chapter 11
                                            )
AXIOHM IPB, INC., et al.                    )        Case No. 99 - 4153 PJW
                                            )
                           Debtors.         )        Jointly Administered
                                            )


               FIRST AMENDED PLAN OF REORGANIZATION, AS MODIFIED,
                     OF AXIOHM TRANSACTION SOLUTIONS, INC.,
                  AXIOHM IPB, INC., COGNITIVE SOLUTIONS, INC.,
               COGNITIVE, L.L.C., AND STADIA COLORADO CORPORATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE




                                February 25, 2000


Prepared by:

Robert J. Dehney
Eric D. Schwartz
Gregory W. Werkheiser
MORRIS, NICHOLS, ARSHT & TUNNELL
1201 N. Market Street
P.O. Box 1347
Wilmington, DE  19899-1347
(302) 658-9200

Lewis S. Rosenbloom
John B. Griffith
Debra A. Riley
McDERMOTT, WILL & EMERY
227 W. Monroe Street
Chicago, IL  60606
(312) 372-2000

Counsel for Axiohm Transaction Solutions, Inc.,
Axiohm IPB, Inc., Cognitive Solutions, Inc.,
Cognitive, L.L.C., and Stadia Colorado Corporation

                                  INTRODUCTION

         AXIOHM TRANSACTION SOLUTIONS, INC. ("ATS"), AXIOHM IPB, INC. ("IPB"), COGNITIVE SOLUTIONS, INC. ("COGNITIVE SOLUTIONS"), COGNITIVE, L.L.C. ("COGNITIVE"), AND STADIA COLORADO CORP. ("STADIA" AND, COLLECTIVELY WITH ATS, IPB, COGNITIVE SOLUTIONS, AND COGNITIVE, THE "DEBTORS"), PROPOSE THE FOLLOWING PLAN OF REORGANIZATION (THE "PLAN") FOR THE RESOLUTION OF ALL CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS. REFERENCE IS MADE TO THE DEBTORS' DISCLOSURE STATEMENT FILED WITH THE COURT (THE "DISCLOSURE STATEMENT"), FOR A DISCUSSION OF THE DEBTORS' HISTORY, BUSINESSES, PROPERTIES, RESULTS OF OPERATIONS AND PROJECTIONS FOR FUTURE OPERATIONS, AND FOR A SUMMARY AND ANALYSIS OF THE PLAN AND CERTAIN RELATED MATTERS. THE DEBTORS ARE THE PROPONENTS OF THE PLAN WITHIN THE MEANING OF SECTION 1129 OF THE BANKRUPTCY CODE, 11 U.S.C. SS. 1129. ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN THE PLAN, THE DEBTORS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS CONSUMMATION.

                                   ARTICLE I

                      DEFINITIONS, RULES OF INTERPRETATION,
                      COMPUTATION OF TIME AND GOVERNING LAW

         1.1 DEFINITIONS.

         Certain capitalized terms used throughout the Plan are defined in this
Article I. Other capitalized terms found in the Plan shall have the meanings ascribed to such terms in the Bankruptcy Code or the Bankruptcy Rules (and shall be construed in accordance with the rules of construction thereunder).

         AD HOC COMMITTEE means the group of restricted holders of the Sub-Notes organized prior to the Petition Date to negotiate with the Companies regarding the Recapitalization.

         ADMINISTRATIVE CLAIM means a Claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(l) of the Bankruptcy Code, including, without limitation, the actual, necessary costs and expenses incurred after the commencement of the Reorganization Cases of preserving the Estates and operating the businesses of the Debtors, including wages, salaries or commissions for services, payment of the DIP Facility Claim, compensation for legal and other services and reimbursement of expenses awarded under Sections 330(a), 331 or 503(b) of the Bankruptcy Code for professionals of the Debtors, the Creditors' Committee, and the Ad Hoc Committee, certain retiree benefits under Section 1114(e)(2) of the Bankruptcy Code, and all fees and charges assessed against the Estates under Section 1930 of Chapter 123 of Title 28, United States Code.

         AFFILIATE means, with respect to the Debtors, any corporation, partnership or other entity which, directly or indirectly, controls, is controlled by or is under common control with any of the Debtors, excluding natural persons. With respect to any entity other than the Debtors, a


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governmental unit or a natural person, Affiliate means any corporation, partnership, association or other entity which, directly or indirectly, controls, is controlled by or is under common control with such entity. For purposes of this definition, the term "control" means the ownership of more than 20% of the beneficial or voting interest in the corporation or other entity referred to herein.

         ALLOWED ADMINISTRATIVE CLAIM means all or that portion of any Administrative Claim which (a) has been allowed by a Final Order, (b) was incurred by the Debtors in the ordinary course of their businesses during the Reorganization Cases, (c) is allowed pursuant to the Plan, (d) relates to any payment for retiree benefits required to be made before the Plan is confirmed, pursuant to Section 1114(e)(2) of the Bankruptcy Code, (e) consists of reasonable fees and expenses of professionals for the Ad Hoc Committee and the Indenture Trustee as may be approved by Order of the Court, or (f) consists of fees and charges assessed against the Debtors under Section 1930 of Chapter 123 of title 28, United States Code.

         ALLOWED CLAIM means that portion of any Claim, other than an Administrative Claim or a Contested Claim, (a) as to which no proof of claim has been filed and which is scheduled by any of the Debtors pursuant to Section 1111(a) of the Bankruptcy Code, unless scheduled as disputed, contingent or unliquidated; or (b) as to which a proof of claim has been timely filed under
Section 502 of the Bankruptcy Code and Bankruptcy Rule 3003, provided that (i) no objection to the allowance of such Claim or motion to disallow or expunge or limit recovery of such Claim has been interposed or (ii) if such objection or motion has been filed, such objection or motion has been overruled by a Final Order, or such Claim has been otherwise allowed by a Final Order (but only to the extent allowed), and (c) a Claim against the Debtors that is allowed pursuant to Final Order, or pursuant to the terms of the Plan.

         ALLOWED INTEREST means an Interest that is of record as of the Distribution Record Date in a register that is maintained by or on behalf of any of the Debtors.

         AMENDED AND RESTATED BYLAWS means the Amended and Restated Bylaws of ATS, IPB, Cognitive Solutions, Stadia and the Amended and Restated Operating Agreement of Cognitive which shall be substantially in the forms filed with the Court at least ten (10) days prior to the confirmation hearing on the Plan.

         AMENDED AND RESTATED CERTIFICATES OF INCORPORATION means the Amended and Restated Certificates of Incorporation of ATS, IPB, Cognitive Solutions, and Stadia. A copy of the forms of Amended and Restated Certificates of Incorporation will be filed at least ten (10) days prior to the confirmation hearing on the Plan.

         BALLOTS means the ballots accompanying the Disclosure Statement upon which holders of Impaired Claims or Impaired Interests entitled to vote on the Plan shall indicate their acceptance or rejection of the Plan in accordance with the instructions regarding voting.

         BANKRUPTCY CODE means Title 11 of the United States Code, 11 U.S.C.ss. 101 et seq., as amended.

         BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure, as amended, promulgated under 28 U.S.C. ss. 2075 and the local rules of practice


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and procedure of the Court, as applicable, from time to time in thE
Reorganization Cases.

         BAR DATE means February 23, 2000, the date set by the Court as the last date for filing proofs of Claims against the Debtors, and with respect to Claims arising from the rejection of executory contracts or unexpired leases, the earlier of the date set forth in the order rejecting such executory contract or unexpired lease or thirty (30) days after the Confirmation Date.

         BUSINESS DAY means any day except Saturday, Sunday or a "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

         CARL MARKS means Carl Marks Consulting Group LLC.

         CARL MARKS WARRANTS means warrants to acquire New Common Stock to be received by Carl Marks as compensation pursuant to confirmation of the Plan as set forth in the order approving Employment And Retention Of Carl Marks Consulting Group LLC To Provide Operational Interim Management For Debtors And Debtors In Possession dated December 9, 1999.

         CASH means cash and cash equivalents.

         CLAIM means a claim against any of the Debtors, whether or not asserted, as defined in Section 101(5) of the Bankruptcy Code.

         CLASS means a category of holders of Claims or Interests as classified in Article III of the Plan pursuant to Section 1123(a)(1) of the Bankruptcy Code.

         COMPANIES means ATS, IPB, Cognitive Solutions, Cognitive, and Stadia.

         CONFIRMATION DATE means the date on which the Court enters the Confirmation Order.

         CONFIRMATION ORDER means the order confirming this Plan pursuant to
Section 1129 of the Bankruptcy Code.

         CONSUMMATION means the occurrence of the Effective Date.

         CONTESTED CLAIM means any Claim with respect to which any of the Debtors, or any of the Reorganized Debtors, as the case may be, the Creditors' Committee, or any other party in interest, has filed an objection to the allowance of such Claim or a motion to expunge or limit the recovery of such Claim and as to which any such objection or motion has not been withdrawn or overruled by a Final Order.

         CONTINGENT PAYMENT means the payment due from Reorganized ATS under the Contingent Payment Agreement upon the occurrence of a Triggering Event calculated as follows: (a) 2 1/2% of the value on the Triggering EveNt Closing Date of the New Common Stock that was issued on the Effective Date to the holders of the Sub-Notes, plus (b) 10% of the value on the Triggering Event Closing Date of the New Common Stock that was issued on the Effective Date to holders of the Sub-Notes that exceeds $100 million.



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

         CONTINGENT PAYMENT AGREEMENT means the agreement providing for the Contingent Payment from Reorganized ATS within five years of the Effective Date upon the occurrence of a Triggering Event and the distribution of such Contingent Payment, net of appropriate costs and expenses, to holders of Allowed Class 7 Interests, which shall be substantially in the form set forth in Exhibit C attached to the Disclosure Statement.

         CORPORATE INDEMNITIES means any pre-petition obligations of the Debtors, pursuant to their respective corporate charters and by-laws or agreements entered into any time prior to the Effective Date, to indemnify former and current directors and officers with respect to all present and future actions, suits and proceedings against the Debtors or such directors and officers, based upon any act or omission related to service with, or for on behalf of the Debtors.

         COURT means the United States Bankruptcy Court for the District of Delaware, or such other court that exercises jurisdiction over the Reorganization Cases, including the United States District Court of the District of Delaware to the extent reference of the Reorganization Cases is withdrawn.

         CREDIT FACILITY SECURED CLAIMS means all Claims arising under the Prepetition Credit Agreement.

         CREDITOR means any holder of a Claim.

         CREDITORS' COMMITTEE means the Official Creditors' Committee appointed pursuant to Section 1102 of the Bankruptcy Code in the Reorganization Cases.

         DTC means the Depository Trust Company.

         D&O POLICIES means any and all policies providing the Debtors with insurance for Corporate Indemnities, including without limitation, the Directors' and Officers' Liability Policy Number 7944-42-79A MTO issued by Federal Insurance Company and the tail coverage purchased pursuant to Section 6.2(c) of the Plan.

         DEBTORS means the Companies, when acting in their capacities as representatives of the Estates and debtors in possession.

         DIP AGENT is the agent for the DIP Lenders.

         DIP FACILITY CLAIM means the amount outstanding on the Effective Date under that certain Revolving Credit and Guaranty Agreement dated November 9, 1999 by and between the Debtors and Lehman Commercial Paper, Inc. and various other financial institutions.

         DIP LENDER means the post petition lenders to the Debtors and holders of the DIP Facility Claim.

         DISCLOSURE STATEMENT means the Debtors' Disclosure Statement filed with the Court on February 25, 2000, as it may be amended, modified or supplemented (and all exhibits or schedules annexed thereto or referenced therein), which relates to the Plan and which has been prepared and distributed in accordance with Sections 1125 and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018.



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

         DISTRIBUTION RECORD DATE means the Business Day immediately preceding the Effective Date.

         EFFECTIVE DATE means a date selected by the Reorganized Debtors that is no more than ten (10) Business Days following the date on which all conditions to consummation set forth in Section 8.2 of the Plan have been satisfied or waived.

         ENTITY means a Person or governmental unit or entity.

         ESTATES mean the bankruptcy estates of the Companies created by Section 541 of the Bankruptcy Code upon the commencement of the Reorganization Cases.

         EXCHANGE ACT means the Securities and Exchange Act of 1934, as amended.

         EXCHANGE AGENT means the entity or entities designated pursuant to
Section 5.3 of the Plan to make distributions under the Plan or pursuant to the Contingent Payment Agreement.

         EXIT FINANCING means the post-confirmation credit facility obtained by Reorganized ATS.

         EXIT FINANCING AGREEMENT means the agreement documenting the terms and conditions of the Exit Financing.

         FILE, FILED OR FILING means file, filed or filing with the Court in the Reorganization Cases or if in connection with a Proof of Claim, with Poorman-Douglas, the Debtors' claims agent.

         FINAL ORDER means an order or judgment entered by the Court or any other court exercising jurisdiction over the subject matter and the parties (i) that has not been reversed, stayed, modified or amended, (ii) as to which no appeal, certiorari proceeding, reargument, or other review or rehearing has been requested or is still pending, and (iii) as to which the time for filing a notice of appeal or petition for certiorari shall have expired.

         FOREIGN SUBSIDIARY means any direct or indirect subsidiary of ATS that is organized under the laws of a jurisdiction other than the United States.

         IMPAIRED means a Claim or Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

         INDENTURE TRUSTEE means Bank of New York, as trustee under the Sub-Note Indenture.

         INTEREST means the rights and Claims arising from and relating to the issued and outstanding shares of stock of the Debtors or the rights and Claims arising from and relating to the owners of options issued by the Debtors.

         LITIGATION CLAIMS means all Claims against the Companies asserted under lawsuits or complaints which are pending as of the commencement of the Reorganization Cases.



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         MANAGEMENT STOCK OPTION PLAN means that certain agreement providing for the reservation of stock options or other rights with respect to up to ten percent (10%) of all issued and outstanding shares of New Common Stock on a fully diluted basis to present and future employees, officers and directors of the Reorganized Debtors to be designated by the Board of Directors of Reorganized ATS, and approved by the Creditors' Committee substantially in the form that will be filed with the Court at least ten (10) days prior to the confirmation hearing on the Plan.

         NEW COLLATERAL DOCUMENTS means the documents necessary to convey a security interest in and lien against all the assets of Reorganized ATS, the U.S. Subsidiaries, Axiohm Technologies EURL, and Axiohm SARL on the Effective Date.

         NEW COMMON STOCK means the 10,000,000 shares of Reorganized ATS's new common stock having no par value per share authorized pursuant to ATS' Amended and Restated Certificate of Incorporation, 1,000,000 shares of which are to be issued and distributed in accordance with the Plan constituting 100% of the total number of shares of such New Common Stock to be issued and outstanding immediately after the Effective Date.

         NEW SECURITIES means, collectively, (a) the New Senior Term Notes, (b) the New Common Stock, and (c) the New Warrants.

         NEW SENIOR TERM LOAN AGREEMENT means the loan agreement under which the New Senior Term Notes will be issued. A copy of the form of the New Senior Term Loan Agreement will be filed at least ten (10) days prior to the confirmation hearing on the Plan.

         NEW SENIOR TERM NOTES means the Senior Secured Term Notes of Reorganized ATS, dated as of the Effective Date, issued pursuant to the New Senior Term Loan Agreement in the total principal amount not to exceed $62,650,000 to holders of Credit Facility Secured Claims. A copy of the form of New Senior Term Notes will be filed at least ten (10) days prior to the confirmation hearing on the Plan.

         NEW WARRANTS means the warrants to purchase shares of New Common Stock, to be issued by Reorganized ATS and having the terms and conditions set forth in the New Warrant and described and issued in accordance with section 5.5 of the Plan to holders of Credit Facility Secured Claims. A copy of the form of New Warrant will be filed with the Court at least ten (10) days prior to the confirmation hearing on the Plan.

         OLD COMMON STOCK means all the outstanding Common Stock, no par value per share, of ATS.

         OLD OPTIONS means the options outstanding immediately prior to the Effective Date to purchase Old Common Stock.

         OLD SENIOR SECURED NOTES means the notes or documentation evidencing the Credit Facility Secured Claims.

         PERSON shall have the meaning set forth in Section 101(41) of the Bankruptcy Code.



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

         PETITION DATE means November 8, 1999, the date the Companies filed their respective Chapter 11 bankruptcy petitions.

         PLAN means this Plan of Reorganization, together with any exhibits or schedules attached hereto, as they may be amended, modified or supplemented by the Debtors from time to time in accordance with the provisions set forth herein, the Bankruptcy Code and the Bankruptcy Rules.

         POST-PETITION TRADE CLAIM means any Claim against any of the Debtors arising from or with respect to the sale of goods or services to any of the Debtors after the Petition Date.

         PREPETITION CREDIT AGREEMENT means that certain Credit Agreement dated October 2, 1997, as amended, supplemented, or otherwise modified among ATS, the Senior Lenders, Lehman Brothers Inc., as arranger, Lehman Commercial Paper, Inc., as syndication agent and as original administrative agent for the Senior Lenders.

         PRIORITY CLAIM means a Claim against any of the Debtors for an amount entitled to priority under Section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Tax Claim.

         RECAPITALIZATION means the capital restructuring of the Companies.

         REQUIRED LENDERS means Senior Lenders holding in the aggregate $31,325,000 of Credit Facility Secured Claims.

         REORGANIZATION CASES mean the Debtors' cases commenced under Chapter 11 of the Bankruptcy Code.

         REORGANIZED ATS means ATS on and after the Confirmation Date, and the entity that shall succeed to all of the rights and obligations of ATS under the Plan.

         REORGANIZED DEBTORS mean the Debtors on or after the Confirmation Date, and the entities that shall succeed to all of the rights and obligations of the Debtors under the Plan.

         SECURED CLAIM means any Claim of a creditor secured by a valid, perfected and enforceable lien on any property of the Estates, but only to the extent such Claim constitutes a secured claim under Section 506 or 1111(b) of the Bankruptcy Code.

         SECURITIES ACT means the Securities Act of 1933, 15 U.S.C. Sections 771-77aaa, as now in effect or hereafter amended.

         SENIOR LENDERS means the holders of Credit Facility Secured Claims.

         STOCKHOLDERS AGREEMENT means the Stockholders Agreement affecting the rights of the holders of New Common Stock, the New Warrants, the Carl Marks Warrants and management stock options exercisable for New Common Stock, in substantially the form set forth in Exhibit B attached to the Disclosure Statement.

         SUB-NOTES means the outstanding 9.75% Senior Subordinated Notes due October 1, 2007 issued pursuant to the Sub-Note Indenture.



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         SUB-NOTE CLAIMS means the rights and any and all Claims arising from and relating to the outstanding Sub-Notes.

         SUB-NOTE INDENTURE means the Indenture dated October 2, 1997 by and among ATS, IPB, Stadia, Cognitive Solutions and the Indenture Trustee that governs the Sub-Notes.

         SUBCLASS means a category of holders of Claims or Interests within a Class.

         TAX CLAIM means a Claim for an amount entitled to priority under
Section 507(a)(7), 507(a)(8) and 502(i) of the Bankruptcy Code, other than a Claim for a penalty.

         TRADE CLAIM means (a) any Claim against any of the Debtors arising from or with respect to the sale of goods or services prior to the Petition Date, in the ordinary course of the Debtors' respective businesses; (b) Warranty Claims;
(c) any Claim in respect of salary, benefits or severance of any employee of the Debtors that is not a Priority Claim; and (d) any Claim by and between any of the Debtors and any U.S. Subsidiaries or Foreign Subsidiaries.

         TRIGGERING EVENT means the occurrence of a future public offering, sale of all or substantially all of the New Common Stock of Reorganized ATS in a single transaction or series of related transactions, or other transaction involving the sale of all or substantially all of the assets of Reorganized ATS in a single transaction or series of related transactions within five (5) years of the Effective Date.

         TRIGGERING EVENT CLOSING DATE means the date on which the transaction giving rise to the Triggering Event is closed.

         U.S. SUBSIDIARIES means collectively IPB, Cognitive Solutions, Cognitive and Stadia.

         UNIMPAIRED means a Claim or Interest that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

         WARRANTY CLAIM means any pre-petition obligations of the Debtors to purchasers of goods pursuant to purchase orders, purchase agreements, warranty agreements or through custom and practice.

         1.2 RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW.

         (a) RULES OF INTERPRETATION. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented; (d) if the Plan's description of


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

the terms of an Exhibit is inconsistent with the terms of the Exhibit, the terms of the Exhibit shall control; (e) unless otherwise specified, all references in the Plan to Articles, Sections, Clauses and Exhibits are references to Articles, Sections, Clauses and Exhibits of or to the Plan; (f) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) any reference to an entity as a holder of a Claim or Interest includes that entity's successors, assigns, and affiliates; and (i) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply to the extent such rules are not inconsistent with any other provision in this Section 1.2(a).

         (b) COMPUTATION OF TIME. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

         (c) GOVERNING LAW. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                                   ARTICLE II

             TREATMENT OF UNCLASSIFIED ADMINISTRATIVE AND TAX CLAIMS

         In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims, as described below, have not been classified.

         2.1 ADMINISTRATIVE CLAIMS. Unless otherwise agreed to by the Debtors and the Entity claiming an Allowed Administrative Claim, each holder of an Allowed Administrative Claim shall receive cash (or in the case of Carl Marks, cash and Carl Marks Warrants consistent with its engagement) equal to the unpaid portion of such Allowed Administrative Claim on the later of (i) the Effective Date, and (ii) the date on which such Claim becomes an Allowed Administrative Claim; provided, however, that Administrative Claims that represent liabilities incurred by any of the Debtors in the ordinary course of their businesses during the Reorganization Cases shall be paid in the ordinary course of their respective businesses and in accordance with any terms and conditions of any agreements relating thereto. On the Effective Date, the DIP Facility Claim shall be paid in full.

         2.2 BAR DATE FOR ADMINISTRATIVE CLAIMS.

         (a) PRE-CONFIRMATION DATE CLAIMS AND EXPENSES. All applications for final compensation of professional persons for services rendered and reimbursement of expenses incurred on or before the Confirmation Date and all other requests for payment of administrative costs and expenses incurred on or before the Confirmation Date under Section 507(a)(l) or 507(b) of the Bankruptcy Code or the terms hereof (except only for Post-petition Trade Claims incurred in the ordinary course of business and claims under 28 U.S.C. ss. 1930) shall be filed no lateR than 45 days after the Confirmation Date.



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

         (b) EFFECT OF FAILURE TO TIMELY FILE CLAIM OR REQUEST FOR PAYMENT. Any request for payment of an Administrative Claim which is not filed by the applicable deadline set forth above shall be barred. Under no circumstance will the applicable deadlines set forth above be extended by order of the Court or otherwise. Any holder of an Administrative Claim who is required to file a claim or request for payment of such Claim or expenses and who does not file such claim or request by the applicable bar date shall be forever barred from asserting such Claim or expense against the Debtors, any property of the Debtors or any distributions under the Plan.

         2.3 TAX CLAIMS. Unless otherwise agreed to by the parties, each holder of a Allowed Tax Claim will receive cash equal to the unpaid portion of such Allowed Tax Claim on or as soon as practical after the later of (i) the Effective Date, and (ii) the date on which such Tax Claim becomes an Allowed Tax Claim; provided, however, that at the option of any of the Reorganized Debtors, each Reorganized Debtor may pay Allowed Tax Claims over a period not exceeding six (6) years after the date of assessment of the Allowed Tax Claim as provided in Section 1129(a)(9)(C) of the Bankruptcy Code. If any Reorganized Debtor elects this option as to any Allowed Tax Claim, then the payment of such Allowed Tax Claim shall be made in equal semiannual installments with the first installment due on the latest of: (i) the Effective Date, (ii) 30 calendar days after the date on which an order allowing such Allowed Tax Claim becomes a Final Order, and (iii) such other time as may be agreed to by the holder of such Allowed Tax Claim and the Reorganized Debtor. Each installment shall include simple interest on the unpaid portion of such Allowed Tax Claim, without penalty of any kind, at the statutory rate of interest provided for such taxes under applicable nonbankruptcy law; provided, however, that the Reorganized Debtor shall reserve the right to pay any Allowed Tax Claim, or any remaining balance of such Allowed Tax Claim, in full, at any time on or after the Effective Date, without premium or penalty.

                                  ARTICLE III

            CLASSIFICATION OF CLAIMS AGAINST AND INTERESTS IN DEBTOR

         The classification of the Claims and Interests listed below shall be for all purposes, including voting, confirmation and distribution pursuant to the Plan pursuant to Sections 1122 and 1123(a)(l) of the Bankruptcy Code. A Claim or Interest is in a particular class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the Effective Date. A Claim or Interest which is not an Allowed Claim or Interest is not in any class.

         The Estates of the Debtors have not been substantively consolidated. The Claims held against one of the Debtors will be satisfied solely from the cash and assets of such Debtor, except as specifically set forth herein. Nothing in this Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that one of the Debtors is subject to or liable for any Claim against the other Debtors. In the event that more than one Debtor is an obligor in respect of a Claim, whether pursuant to a guaranty or otherwise, the holder of such Claim shall be entitled to only one distribution in respect of the Claim.

         3.1 CLASS 1 - PRIORITY CLAIMS.

         Class 1 consists of all Priority Claims, not otherwise treated as unclassified in Article II above.

         3.2 CLASS 2 - CREDIT FACILITY SECURED CLAIMS.

         Class 2 consists of all Credit Facility Secured Claims.

         3.3 CLASS 3 - AMERICAN MAGNETICS CORPORATION SECURED CLAIM.

         Class 3 consists of the Claim of American Magnetics Corporation, or its successors and assigns, pursuant to the Purchase Money Note of DH Technology, Inc. in the original principal amount of $2,117,707 issued pursuant to the Asset Purchase Agreement by and among DH Technology, Inc., American Magnetics Corporation and Group 4 Securitas Holding (A) BV dated April 2, 1997, to the extent that such Claim is a Secured Claim.

         3.4 CLASS 4 - MISCELLANEOUS SECURED CLAIMS.

         Class 4 consists of each Claim secured by a security interest in or lien upon property and not part of Class 2 or Class 3, including other Claims secured by (a) mechanics' or materialmen's liens, (b) security deposits, or (c) liens on personal property such as office furniture, telephone systems, copiers, machinery, equipment, tools and dies. Each Class 4 Secured Claim shall be treated for all purposes of the Plan and under the Bankruptcy Code as a separate Subclass of Class 4.

         3.5 CLASS 5 - TRADE CLAIMS.

         Class 5 consists of all Trade Claims.

         3.6 CLASS 6 - GENERAL UNSECURED CLAIMS.

         Class 6 consists of all general unsecured Claims not included in any other Class in the Plan or otherwise provided for in the Plan, including, but not limited to, (a) Sub-Note Claims, (b) unsecured Litigation Claims, (c) unsecured Claims evidenced by notes, (d) unsecured Claims arising under asset purchase agreements or the like, (e) unsecured Claims arising from termination of contracts and leases prior to the Petition Date, and (f) unsecured Claims for damages resulting from the rejection of unexpired leases and executory contracts, unless with respect to (a) through (f), the Creditors' Committee elects to treat any such Claim as a Class 5 Claim.

         3.7 CLASS 7 - OLD COMMON STOCK.

         Class 7 consists of all Old Common Stock Interests.

         3.8 CLASS 8 - OLD OPTIONS.

         Class 8 consists of all Old Options Interests.

                                   ARTICLE IV

                       TREATMENT OF CLASSES UNDER THE PLAN

---------------------------------------------------------------------------------------
                                     SUMMARY
=======================================================================================
CLASS                                      STATUS
---------------------------------------------------------------------------------------
Class 1 - Priority Claims                  Unimpaired; deemed to have accepted the Plan
---------------------------------------------------------------------------------------
Class 2 - Credit Facility Secured Claims   Impaired; entitled to vote
---------------------------------------------------------------------------------------
Class 3 - American Magnetics Corporation   Impaired; entitled to vote
          Claim
---------------------------------------------------------------------------------------
Class 4 - Miscellaneous Secured Claims     Unimpaired; deemed to have accepted the Plan
---------------------------------------------------------------------------------------
Class 5 - Trade Claims                     Unimpaired; deemed to have accepted the Plan
---------------------------------------------------------------------------------------
Class 6 - General Unsecured Claims         Impaired; entitled to vote
---------------------------------------------------------------------------------------
Class 7 - Old Common Stock                 Impaired; entitled to vote
---------------------------------------------------------------------------------------
Class 8 - Old Options                      Impaired; deemed to have rejected the Plan
---------------------------------------------------------------------------------------


         4.1 PRIORITY CLAIMS.

         Allowed Class 1 Claims are Unimpaired. Unless otherwise agreed to by the Debtors and the Entity holding a Priority Claim, each holder of an Allowed Claim in Class 1 shall be paid the allowed amount of such Claim in full in cash on the later of (a) the Effective Date, and (b) the date such Claim becomes an Allowed Claim.

         4.2 CREDIT FACILITY SECURED CLAIMS.

         Allowed Class 2 Claims are Impaired. Each holder of an Allowed Class 2 Claim shall receive, in complete settlement, satisfaction and discharge of the principal portion its Allowed Class 2 Claim its pro rata share of (a) New Senior Term Notes, and (b) New Warrants. To the extent not previously paid under the Orders entered by the Court on November 9, 1999 and November 29, 1999, any accrued and unpaid interest, fees, costs or charges due on Allowed Class 2 Claims shall be paid in cash on the Effective Date.

         4.3 AMERICAN MAGNETICS CORPORATION CLAIM.

         The Allowed Class 3 Claim is Impaired. The holder of any Allowed Class 3 Claim will receive, in complete settlement, satisfaction and discharge of such Allowed Class 3 Claim (i) the principal amount of such Allowed Class 3 Claim payable in twelve equal quarterly installments commencing on the last day of the fiscal quarter of the Debtors in which the Effective Date occurs and (ii) interest from and after the Effective Date on the unpaid principal amount of such claim based on a 365 or 366 day year and actual days elapsed at a rate of seven percent (7%) per annum (or such other rate of interest as the Bankruptcy Court may determine is required to provide such holder with cash payments of a value as of the Effective Date equal to such Allowed Class 3 Claim) payable quarterly in arrears in cash commencing on the last day of the fiscal quarter of the Debtors in which the Effective Date occurs. The holder of any Allowed Class 3 Claim will retain the liens securing such Claim, whether the property subject to such liens is retained by the Reorganized Debtors or transferred to another entity, to secure the payment of such Allowed Class 3 Claim as provided hereunder.

         4.4 MISCELLANEOUS SECURED CLAIMS.

         Allowed Class 4 Secured Claims are Unimpaired. Unless otherwise agreed to by the parties, either (a) the legal, equitable and contractual rights of each holder of an Allowed Secured Claim in any Subclass of Class 4 shall be unaltered to the extent consistent with Section 506(b) of the Bankruptcy Code by the Plan, or (b) at the option of any of the Debtors, any Allowed Secured Claim in any Subclass of Class 4 shall be treated in any other manner that will result in such Allowed Claim being deemed Unimpaired under Section 1124 of the Bankruptcy Code. To the extent not previously paid, any accrued and unpaid interest due on the miscellaneous Secured Claims shall be paid in cash on the Effective Date.

         4.5 TRADE CLAIMS.

         Allowed Class 5 Claims are Unimpaired. The legal, equitable and contractual rights of the holders of Allowed Class 5 Claims shall not be affected by the Plan. Allowed Class 5 Claims shall survive the discharge provided for in Section 9.1 of the Plan and Section 1141 of the Bankruptcy Code, and the rights of a holder of such Claim and the rights of such holder of such Claim to payment, if any, in respect thereof shall be determined in the manner in which the amount of such Claim and the rights of the holder of such Claim would have been resolved or adjudicated if the Reorganization Cases had not been commenced.

         4.6 GENERAL UNSECURED CLAIMS.

         Allowed Class 6 Claims are Impaired. On the Effective Date, each holder of an Allowed Claim in Class 6 shall receive, in complete settlement, satisfaction and discharge of its Class 6 Claim, its pro rata share of 1,000,000 shares of New Common Stock so that collectively Class 6 Claims shall hold 100% of the outstanding shares of the New Common Stock of Reorganized ATS on the Effective Date. If any claims in Class 6 are Contested Claims, Reorganized ATS shall establish a reserve of New Common Stock equal to the aggregate amount of New Common Stock that would be distributable to all holders of Contested Claims if such claims were Allowed in full or in such other reasonable amount authorized by the Court and shall make an interim distribution of all New Common Stock that is not reserved to holders of Allowed Claims in Class 6. From time to time in Reorganized ATS's discretion and, in any event, at such time as all Contested Claims in Class 6 are resolved by Final Order, Reorganized ATS shall distribute all reserved New Common Stock (and all dividends or distributions, if any, previously declared and made by ATS in respect thereof) to holders of

Allowed Claims in Class 6 such that each holder of an Allowed Claim in Class 6 will have received, on the Effective Date or thereafter, its pro rata share of the New Common Stock distributable to holders of Allowed Claims in Class 6 as if such distribution had been made on the Effective Date. Holders of Allowed Claims in Class 6 shall not be entitled to vote to elect directors of ATS or to exercise any rights as holders of New Common Stock that is held in reserve until such New Common Stock has been distributed hereunder. Under certain circumstances, New Common Stock that is held in reserve hereunder may be sold as provided in the Stockholders Agreement, with proceeds of such sale to be held by ATS in reserve in an interest bearing account for distribution at such time as all Contested Claims in Class 6 are resolved by Final Order.

         4.7 OLD COMMON STOCK.

         Allowed Class 7 Interests are Impaired. On the Effective Date, all Old Common Stock shall be cancelled and extinguished and Reorganized ATS shall accept from the record holders of the Old Common Stock, including DTC, the Old Common Stock for cancellation. Each holder of an Allowed Interest in Class 7 shall be enjoined from pursuing any Claim against any of the Debtors or Reorganized Debtors and, shall receive, in complete settlement, satisfaction and discharge of its Class 7 Allowed Interest, their pro rata share of the Contingent Payment, if any, due in the future from Reorganized ATS pursuant to the Contingent Payment Agreement. On the Effective Date, ATS shall execute and deliver the Contingent Payment Agreement to the Paying Agent defined in section 6.10(a) of the Plan.

         4.8 OLD OPTIONS.

         Allowed Class 8 Interests are Impaired. The holders of Old Options shall receive no distributions under the Plan. On the Effective Date, all Old Options, whether or not vested, shall be cancelled and extinguished.

                                   ARTICLE V

              GENERAL PROVISIONS REGARDING TREATMENT OF CLAIMS AND
                   INTERESTS AND DISTRIBUTIONS UNDER THE PLAN

         5.1 DISTRIBUTIONS.

         Except as otherwise provided in the Plan, property to be distributed under the Plan to an Impaired Class (i) shall be distributed on or as soon as practicable after the Effective Date to each holder of an Allowed Claim or Allowed Interest who holds an Allowed Claim or Allowed Interest as of the Effective Date, and (ii) shall be distributed to each holder of an Allowed Claim of that Class that is allowed after the Effective Date, to the extent allowed, as soon as practicable after the order of the Court allowing the Claim becomes a Final Order. Common Stock distributed in respect of Sub-Note Claims shall be deemed to have been distributed, first, in exchange for the outstanding principal amount of the Sub-Notes and, second, in exchange for accrued and unpaid interest, fees, costs and charges. Property to be distributed under the Plan to a Class that is not Impaired or on account of an Administrative Claim shall be distributed on the latest of (i) the distribution dates specified in the preceding sentence, or (ii) the date on which the distribution to the holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Reorganization Cases.

         5.2 DISTRIBUTION RECORD DATE.

         As of the close of business on the Distribution Record Date, the respective transfer registers for the Old Senior Secured Notes, the Sub-Notes and Old Common Stock as maintained by ATS, or its respective agents, shall be closed. Neither ATS, the other Debtors, the Reorganized Debtors, the Indenture Trustee, nor the Exchange Agent shall have any obligation to recognize any transfer of the Old Senior Secured Notes, the Sub-Notes or Old Common Stock occurring after the Distribution Record Date.

         5.3 EXCHANGE AGENT.

         The Debtors may designate an entity or entities to serve as the Exchange Agent, or may designate itself as the Exchange Agent, to distribute all the property to be distributed under the Plan, including, without limitation, the delivery of the New Securities.

         5.4 DISTRIBUTIONS - CREDIT FACILITY SECURED CLAIMS.

         As a condition to participation under the Plan, the agent for such Senior Lenders (or if no such agent then exists, any such Senior Lender) (the "Agent") shall provide to ATS a list setting forth the Senior Lenders and the amount of the Credit Facility Secured Claims and the amount of such Claims held by each such Senior Lender, together with a certification by the Agent (or such Senior Lender) that the list is complete and accurate and reflects the information contained on the register maintained pursuant to the Prepetition Credit Agreement as of the Record Distribution Date. The Reorganized Debtors shall be entitled to rely on the above-described list to determine the identity of the Senior Lenders. Promptly following the receipt of such certified list, Reorganized ATS shall deliver to the agent under the New Senior Term Loan Agreement (which may be the same agreement as the Exit Financing Agreement), the New Senior Term Notes and New Warrants for delivery to the holders.

         5.5 NEW WARRANTS

         (a) The New Warrants shall consist of two series (the "Series A Warrants" and the "Series B Warrants"). Each series of New Warrants shall have substantially identical terms including weighted average anti-dilution protection from (i) issuances of New Common Stock below fair market value (other than the issuance of (x) the Carl Marks Warrants (or shares of New Common Stock upon the exercise thereof), (y) New Common Stock (or options to acquire New Common Stock) pursuant to the Management Stock Option Plan or (z) New Common Stock or options to acquire the same to management employees (or prospective management employees who accept employment). The New Warrants shall also be subject to adjustment to reflect dividends, stock splits and reverse stock splits, recapitalizations and similar events, all as more fully set forth in the form of New Warrant, a copy of which will be filed with the Court at least ten
(10) days prior to the confirmation hearing on the Plan.

         (b) The Series A Warrants shall be issued on the Effective Date and shall represent the right to purchase an aggregate of 38,961 shares of the New Common Stock, representing the right to purchase a number of shares of New Common Stock equal to 3.75% of the issued and outstanding New Common Stock as of the Effective Date. The Series A Warrants shall be exercisable at an aggregate initial exercise price equal to 3.75% of the greater of (a) $45.0 million (i.e., a per share price of $43.31), or (b) the excess of $125 million over the aggregate principal amount of indebtedness under the Exit Financing and New Senior Term Notes outstanding as of the Effective Date. The exercise period for Series A Warrants (the "Series A Exercise Period") shall begin at 9:00 a.m. Eastern Standard Time, on the Effective Date, and shall expire at 5:00 p.m., Eastern Standard Time, on the fifth anniversary of the Effective Date.

         (c) To the extent that the New Senior Term Notes have not been paid in full on or prior to the eighteenth month anniversary of the Effective Date (the "Series B Warrant Issue Date"), Reorganized ATS shall issue the Series B Warrants on the Series B Warrant Issue Date to record holders of New Senior Term Notes on such date as set forth in a register provided by the Agent to Reorganized ATS. The Series B Warrants shall represent the right to purchase the number of shares of New Common Stock equal to an additional 3.75% of the New Common Stock outstanding as of the Effective Date, provided that such percentage shall be reduced ratably in proportion to the reduction of the outstanding principal amount of the New Senior Term Notes during the period from the Effective Date through and including the Series B Warrant Issue Date (including reduction in the principal amount due to amortization on the Series B Warrant Issue Date). The initial exercise price of the Series B Warrants shall be the exercise price of the Series A Warrants as of the Series B Warrant Issue Date taking into account any of the foregoing adjustments applicable to the Series A Warrant exercise price occurring between the Effective Date and the Series B Warrant Issue Date. The other terms of the Series B Warrants shall be identical to the Series A Warrants. The exercise period for Series B Warrants (the "Series B Exercise Period") shall begin at 9:00 a.m., Eastern Standard Time, on the Series B Warrant Issue Date, and shall expire at 5:00 p.m., Eastern Standard Time, on the fifth anniversary of the Effective Date.

         (d) Each New Warrant not exercised prior to the expiration of the Warrant Exercise Period (as defined below) shall become void, and all rights thereunder shall terminate.

         5.6 DISTRIBUTIONS - SUB-NOTES.

         On or as soon as possible after the Effective Date, the Exchange Agent shall provide a letter of direction to DTC, the record holder of the Sub-Notes, setting forth the appropriate exchange rate for the mandatory exchange of Sub-Notes for New Common Stock for holders of record of the Sub-Notes on the Distribution Record Date. Upon receipt of the letter of direction, DTC shall provide the stock transfer agent with appropriate direction regarding the number of stock certificates to issue and deliver to DTC. Upon delivery of the stock certificates to DTC, DTC shall effectuate the exchange to its participants with appropriate directions, so such participants can take the appropriate actions to have the stock certificates reissued in the name of the beneficial holders, if appropriate.

         5.7 UNCLAIMED DISTRIBUTIONS.

         If any holder of a Claim or Interest entitled to a distribution directly from the Exchange Agent or the Reorganized Debtors under the Plan cannot be located on the Effective Date, such distribution shall be set aside and maintained by the Exchange Agent. If such person is located within two years of the Effective Date, such distribution shall be distributed to such person. If such person cannot be located within two years of the Effective Date, any such distribution shall become the property of and shall be released to Reorganized ATS, provided, however, that nothing contained in this Plan shall require the Exchange Agent or any of the Reorganized Debtors to attempt to locate such person.

         5.8 TAX PROVISIONS.

         Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or other exchange of a security, or the making or delivery of an instrument of transfer under the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax, or similar tax or fee.

         5.9 SETOFFS.

The Debtors may, but shall not be required to, setoff against any Claim (for purposes of determining the allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim the Debtors may have against such claimant.

                                   ARTICLE VI

                      MEANS FOR IMPLEMENTATION OF THE PLAN

         6.1 CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS.

         Each of the Debtors shall, as Reorganized Debtors, continue to exist after the Effective Date as a separate corporate entity, with all powers of a corporation under the laws of its state of incorporation or formation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise expressly provided in the Plan or in the New Collateral Documents, and subject to the liens granted to secure the Exit Financing and the New Senior Term Notes, on the Effective Date, each of the Reorganized Debtors shall be vested with all of the property of its Estate free and clear of all claims, liens, encumbrances, charges and other interests, and may operate its business free of any restrictions imposed by the Bankruptcy Code or by the Court, including, without limitation, any contracts or leases entered into or assumed by each of the Debtors after the Petition Date; provided, however, that each of the Reorganized Debtors shall continue as a debtor in possession under the Bankruptcy Code until the Effective Date, and, thereafter, each of the Reorganized Debtors may operate its business free of any restrictions imposed by the Bankruptcy Code or the Court.

         6.2 PLAN IMPLEMENTATION STEPS.

         On or as soon as practicable after the Effective Date (unless otherwise expressly indicated), the following actions shall be effectuated:

         (a) CHANGE OF INCORPORATION.

         ATS shall take necessary steps to change its state of incorporation from California to Delaware.

         (b) AMENDED AND RESTATED CERTIFICATES OF INCORPORATION.

         Each of the Reorganized Debtors shall file their Amended and Restated Certificates of Incorporation with the offices of the Secretary of State of the state under which such entity is organized in accordance with the respective state law. Each Amended and Restated Certificate of Incorporation shall, among other things, provide for the prohibition of the issuance of non-voting equity securities to the extent required by Section 1123(a) of the Bankruptcy Code, and with respect to Reorganized ATS, authorize the issuance of 10,000,000 shares of New Common Stock. After the Effective Date, each of the Reorganized Debtors may amend and restate their Amended Certificates of Incorporation and other constituent documents as permitted by applicable state law.

         (c) AMENDED AND RESTATED BYLAWS.

         Each of the Reorganized Debtors shall adopt and effect their Amended and Restated Bylaws.

         (d) D&O TAIL INSURANCE.

         Reorganized ATS on behalf of itself and its Affiliates shall purchase director and officer tail insurance coverage in the same amount as the existing director and officer insurance policy for a term of not less than six years following the Effective Date; provided, however, that the cost of such insurance coverage does not exceed $300,000.

         (e) PRIVATIZING ATS.

         Reorganized ATS shall take all steps necessary to convert to and maintain itself as a privately held, non-reporting company, including but not limited to, filing the appropriate forms with the Securities and Exchange Commission and applicable stock exchanges and otherwise to ensure Reorganized ATS will not be a reporting company under the Exchange Act.

         (f) STOCK OPTION PLAN.

         Reorganized ATS shall adopt and implement the Management Stock Option Plan.

         6.3 NEW SECURITIES.

         On the Effective Date, Reorganized ATS (i) shall issue, in accordance with the provisions of Article V, the New Senior Term Notes, the New Common Stock and the New Warrants, and (ii) shall execute and deliver the New Senior Term Loan Agreement, the Stockholders Agreement, and the Contingent Payment Agreement. In addition, ATS, the U.S. Subsidiaries, Axiohm Technologies EURL, and Axiohm SARL shall execute and deliver the New Collateral Documents.

         6.4 CANCELLATION OF SECURITIES AND AGREEMENTS.

         On the Effective Date, all Old Senior Secured Notes, Sub-Notes, Old Common Stock, and Old Options, and all documentation related thereto and all obligations of ATS, the U.S Subsidiaries and the Foreign Subsidiaries under or in respect of any of the foregoing shall be cancelled and any rights thereunder terminated. However, the provisions of the Sub-Note Indenture regarding the rights of the Indenture Trustee to recover its fees, costs and expenses shall remain in full force and effect to the extent permitted under applicable law.

         6.5 DIRECTORS.

         Upon the Effective Date, the operation of each of the Reorganized Debtors shall become the general responsibility of their respective boards of directors who shall, thereafter, have the responsibility for the management, control and operation of each of the Reorganized Debtors. Each Reorganized Debtor's Board of Directors shall be comprised of five (5) directors who shall be designated by the Creditors' Committee. The names of each of the director nominees shall be disclosed at or prior to the hearing to consider confirmation of the Plan. All such directors shall be deemed elected, and those directors not continuing in office shall be deemed removed therefrom, effective on the Effective Date, pursuant to the Confirmation Order. Such directors' tenure and the manner of selection of new directors shall be initially as provided in the Amended and Restated Certificates of Incorporation and the Amended and Restated Bylaws.

         6.6 OFFICERS.

         On the Effective Date, the existing officers of each of the Reorganized Debtors shall be retained and shall remain as officers and shall continue to serve until such time as they may resign, be removed or be replaced by the board of directors of each of the Reorganized Debtors.

         6.7 EMPLOYMENT CONTRACTS.

         From and after the Effective Date, the Reorganized Debtors may enter into employment contracts with their respective officers, agents or employees.

         6.8 SECTION 1145.

         The shares of New Common Stock, the New Warrants, the Carl Marks Warrants, and the New Senior Term Notes issued pursuant to the Plan shall be issued pursuant to the exemption from securities registration contained in
Section 1145 of the Bankruptcy Code.

         6.9 FRACTIONAL SHARES -

         (a) CREDIT FACILITY SECURED CLAIMS EXCHANGE.

         Whenever any distribution of a New Warrant would otherwise provide for distribution of a fractional share of New Common Stock to any holder of an Allowed Class 2 Claim, the actual New Warrant issued shall reflect a rounding of such fraction to the nearest whole share (up or down).

         (b) GENERAL UNSECURED CLAIMS EXCHANGE.

         Whenever any distribution of a fraction of a share of New Common Stock to any holder of an Allowed Class 6 Claim would otherwise be called for, the actual distribution shall reflect a rounding of such fraction to the nearest whole share (up or down).

         6.10 DELIVERY OF THE CONTINGENT PAYMENT AGREEMENT.

         On the Effective Date, Reorganized ATS shall execute the Contingent Payment Agreement, a copy of which is attached to the Disclosure Statement as Exhibit C and deliver it to the Paying Agent identified below. The provisions of the Contingent Payment Agreement are incorporated into the Plan, as if the same were fully set forth herein. Reference should be made to the Contingent Payment Agreement since not all of such terms and conditions are set forth in this
Section 6.10. It is the intent of the Plan that the provisions of this Section
6.10 shall be consistent with the provisions of the Contingent Payment Agreement. To the extent, if any, that the provisions of the Contingent Payment Agreement and the provisions of this Section 6.10 of the Plan may be inconsistent, the provisions of the Contingent Payment Agreement shall govern.

         (a) PAYING AGENT.

         The Exchange Agent shall serve as the Paying Agent under the Contingent Payment Agreement.

         (b) POWERS OF PAYING AGENT.

         Pursuant to the Contingent Payment Agreement, the Paying Agent shall have the power and authority to do, among other actions, the following:

                  (I) Take such actions necessary to verify or confirm the amount payable under the agreement in the event of the occurrence of a Triggering Event;

                  (II) Hire such advisors as are required to perform the actions required in clause (i) above;

                  (III) Compensate any such advisors, and itself and pay all costs and expenses associated therewith before distributions to holders of Allowed Class 7 Interests; and

                  (IV) Distribute the Contingent Payment, less expenses, to satisfy Allowed Class 7 Interests.

         (c) LIABILITIES OF PAYING AGENT.

         Except as otherwise provided by applicable law: (a) the Paying Agent shall not be liable to any Person holding a Class 7 Interest, except to the extent any act or failure to act on the part of the Paying Agent shall constitute bad faith or gross negligence; (b) the Paying Agent shall be entitled to rely upon the advice of counsel or other advisors retained, and information provided by any such Person and shall not be liable for acting or failing to act in accordance with such advice or in reliance on such information; and (c) all actions taken and determinations made by the Paying Agent, unless otherwise expressly provided in the Contingent Payment Agreement, the Plan, or an order of the Court, shall be final and binding upon all Persons having any interest under the Contingent Payment Agreement.

         (d) DISTRIBUTION.

         As soon as practicable following the occurrence of a Triggering Event and receipt of the Contingent Payment due under the Contingent Payment Agreement, the Paying Agent shall distribute all proceeds, net of costs and expenses allowed pursuant to the Contingent Payment Agreement. The Paying Agent shall pay such distribution to holders of record of ATS's Old Common Stock as of the Distribution Record Date based upon their pro rata share of the aggregate number of Old Common Stock outstanding on the Distribution Record Date. In connection with any such distribution, the Paying Agent shall provide DTC, the record holder of approximately 20% of Old Common Stock, with the proper letter of direction to distribute cash payments to beneficial holders of ATS's Old Common Stock on the Distribution Record Date.

         (d) TRANSFERABILITY OF RIGHTS.

         All Allowed Class 7 Interests are deemed to be parties to the Contingent Payment Agreement. The rights of holders of Allowed Class 7 Interests shall be subject to various restrictions under the Contingent Payment Agreement. Such rights are not transferable except to the extent provided for in the Contingent Payment Agreement.

         6.11 CORPORATE ACTION.

         The adoption of the Amended and Restated Certificates of Incorporation, the Amended and Restated Bylaws, the selection of directors and officers for each of the Reorganized Debtors, the issuance and distribution of the New Securities, the execution and delivery of the Contingent Payment Agreement and any other contract, instrument, release, document or agreement, and any of the other matter provided for under the Plan involving the corporate action to be taken by or required of any of the Reorganized Debtors shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the Debtors or Reorganized Debtors.

         6.12 OTHER DOCUMENTS AND ACTIONS.

         Each of the Debtors and the Reorganized Debtors may execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan.

         6.13 THE STOCKHOLDERS AGREEMENT.

         All persons receiving New Common Stock, New Warrants, Carl Marks Warrants or any other option or warrant to acquire New Common Stock (including persons granted options pursuant to the Management Stock Option Plan) shall be deemed to be parties to the Stockholders Agreement, whether or not such persons actually execute a counterpart to the Stockholders Agreement, and all New Common Stock, New Warrants, Carl Marks Warrants and any other option or warrant to acquire New Common Stock shall be subject to the Stockholders Agreement.

                                   ARTICLE VII

                       ACCEPTANCE OR REJECTION OF THE PLAN

         7.1 PRESUMED ACCEPTANCE OF PLAN.

         The Allowed Claims in Classes 1, 4, and 5 are Unimpaired under the Plan and the holders of such Allowed Claims are conclusively presumed to have accepted the Plan.

         7.2 DEEMED NON-ACCEPTANCE OF PLAN.

         Holders of Class 8 Interests are deemed to have rejected the Plan and will not be solicited for acceptances or rejections of the Plan.

         7.3 VOTING CLASSES.

         The Allowed Claims in Classes 2, 3, and 6 and the Allowed Interests in Class 7 are Impaired; consequently, the holders of Claims and Interests in such Classes are entitled to vote to accept or reject the Plan.

         7.4 ACCEPTANCE BY IMPAIRED CLASSES.

         An Impaired Class of Claims shall have accepted the Plan if (i) the holders (other than those designated under Section 1126(e) of the Bankruptcy
Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than those designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Interests shall have accepted the Plan if the holders (other than those designated under Section 1126(e) of the Bankruptcy
Code) of at least two-thirds in amount of such Allowed Interests actually voting in such Class have voted to accept the Plan.

         7.5 NON-CONSENSUAL CONFIRMATION.

         The Debtors shall seek confirmation of the Plan under Section 1129(b) of the Bankruptcy Code in view of the deemed non-acceptance by Class 8. In the event that any other Impaired Class of Claims or Interests does not accept the Plan in accordance with Section 1126 of the Bankruptcy Code, the Debtors hereby request that the Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code. Subject to Section 1127 of the Bankruptcy Code, the Debtors reserve the right to modify the Plan to the extent that confirmation pursuant to
Section 1129(b) of the Bankruptcy Code requires modification.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1 CONDITIONS TO CONFIRMATION.

         It is a condition to confirmation of the Plan that the Confirmation Order be entered by the Court and include provisions:

                  (a) authorizing each of the Reorganized Debtors to adopt and file their respective Amended and Restated Certificates of Incorporation and By-laws;

                  (b) authorizing the issuance of the New Securities and any related documents;

                  (c) authorizing the Reorganized Debtors to execute and deliver the Exit Financing Agreement;

                  (d) authorizing Reorganized ATS to execute and deliver the Contingent Payment Agreement;

                  (e) authorizing and directing the Exchange Agent, in accordance with the Plan, to deliver (i) the New Common Stock to the holders of general unsecured Claims, and (ii) the New Senior Term Notes and New Warrants to the holders of Credit Facility Secured Claims;

                  (f) authorizing Reorganized ATS to adopt and implement the Management Stock Option Plan;

                  (g) authorizing all of the other transactions contemplated by the Plan in order to effectuate the Plan;

                  (h) exempting the New Common Stock, New Senior Term Notes, Carl Marks Warrants and New Warrants from registration under the Securities Act and state and local laws pursuant to Section 1145; and

                  (i) making the provisions of the Confirmation Order non-severable and mutually dependent.

         8.2 CONDITIONS TO CONSUMMATION.

         It is a condition to consummation of the Plan that the following occur:

                  (a) The Confirmation Order shall contain the provisions set forth in Section 8.1 of the Plan and the Confirmation Order shall have become a Final Order;

                  (b) ATS shall secure and obtain Exit Financing sufficient to pay in full the DIP Facility Claim and other Claims required to be paid in cash on or as soon as practicable after the Effective Date;

                  (c)      Allowed Class 6 Claims shall not exceed $135,000,000;

                  (d) The New Senior Term Loan Agreement, the New Senior Term Notes, New Warrants, and the New Collateral Documents shall be on terms satisfactory to ATS, the Required Lenders and the Creditors' Committee;

                  (e) The Stockholders Agreement shall be on terms satisfactory to ATS and the Creditors' Committee;

                  (f) The Contingent Payment Agreement shall be on terms satisfactory to ATS and the Creditors' Committee;

                  (g) The Management Stock Option Plan shall be on terms satisfactory to ATS and the Creditors' Committee; and

                  (h) Reorganized ATS shall not be a reporting company under the Exchange Act.

         8.3 WAIVER OF CONDITIONS.

         The Debtors, with the consent of the Creditors' Committee and Required Lenders, which consent shall not be unreasonably withheld or delayed, may waive any condition set forth in this Article VIII at any time, without notice, without leave of or order of the Court, and without any formal action other than proceeding to consummate the Plan.

                                   ARTICLE IX

                          EFFECTS OF PLAN CONFIRMATION

         9.1 DISCHARGE OF ALL CLAIMS AND INTEREST AND RELEASES.

         (a) Except as otherwise specifically provided by this Plan, the confirmation of this Plan (subject to the occurrence of the Effective Date) shall discharge the Companies, the Debtors and the Reorganized Debtors from all Claims, Administrative Claims and any debt (including, without limitation, Claims under federal or state securities laws) that arose before the Confirmation Date, and any debt of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a proof of Claim is filed or is deemed filed, whether or not such Claim is Allowed, and whether or not the holder of such Claim has voted on this Plan.

         (b) Except as otherwise specifically provided by this Plan, in consideration for the distributions received under the Plan, all holders of Claims and Interests shall be deemed to have released, remised and forever discharged the Debtors, the Reorganized Debtors, Affiliates of the Debtors or Reorganized Debtors, present and former stockholders, directors, officers, agents or employees, attorneys, advisors of the Debtors or Reorganized Debtors and their successors and assigns of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, promises, damages, claims and liabilities whatsoever, known or unknown arising from a Claim or

Interest or based upon the same subject matter as a Claim or Interest and existing on the Effective Date or which thereafter could arise based on any act, fact, transaction, cause, matter or thing which occurred prior to the Effective Date.

         (c) Except as otherwise specifically provided by this Plan, any Entity accepting any distribution pursuant to this Plan shall be presumed conclusively to have released the Debtors, Reorganized Debtors, and any other Entity accepting any distribution pursuant to this Plan, successors and assigns of the Debtors, Affiliates of the Debtors and such Entities, present and former stockholders, directors, officers, agents, attorneys, advisors, and employees of the Debtors, such Affiliates and such Entities, and any Entity claimed to be liable derivatively through any of the foregoing, from any cause of action arising from or based on the same subject matter as the Claim or Interest on which the distribution is received. The release described in the preceding sentence shall be enforceable as a matter of contract against any Entity that accepts any distribution pursuant to this Plan.

         (d) On the Effective Date, the Debtors and the Reorganized Debtors will be conclusively deemed to release (i) all professionals other than Warburg Dillon Reed L.L.C. (including, but not limited to, advisors and attorneys) retained by (A) the Debtors (that were retained in connection with the Debtors' restructuring, but only as to claims which arise in connection with such restructuring, or were retained by order of the Court), (B) the Senior Lenders (or any of them), the Creditors' Committee, the DIP Lenders (or any of them), and the Ad Hoc Committee, provided that such professionals were disclosed to the Debtors prior to the Petition Date or retained by order of the Court, and (C) the Indenture Trustee, and (ii) all directors and officers of the Debtors holding such offices at any time during the period from and including the Petition Date through and including the Confirmation Date from all liability based upon any act or omission related to past service with, for or on behalf of the Companies or the Debtors except for:

                  (i) any indebtedness of any such person to the Companies or the Debtors for money borrowed by such person;

                  (ii) any set off or counterclaim the Companies or the Debtors may have or assert against any such person, provided that the aggregate amount thereof shall not exceed the aggregate amount of any Claims held or asserted by such person against the Companies or the Debtors, as the case may be;

                  (iii) the uncollected amount of any claim made by the Companies or the Debtors (whether in a filed pleading, by letter or otherwise asserted in writing) prior to the Effective Date against such person which claim has not been adjudicated to a Final Order, settled or compromised; or

                  (iv) claims arising from the fraud, willful misconduct or gross negligence of such persons.

         (e) On the Confirmation Date, subject to the occurrence of the Effective Date, the Debtors shall be deemed to have released all causes of action against the members of the Creditors' Committee, the members of the Ad Hoc Committee, the DIP Lenders, the Senior Lenders, the holders of Sub-Notes, and the Indenture Trustee, in their respective capacities as such and their respective stockholders, directors, officers, agents, attorneys, advisors and employees, including without limitation, any causes of action pursuant to Bankruptcy Code Sections 542, 544, 547, 548, 549 and 550.

         (f) Notwithstanding anything herein to the contrary, the foregoing releases shall be enforced with respect to releases of attorneys by their clients, only to the extent permitted by applicable canons of ethics and rules of professional conduct.

         (e) The releases set forth herein are in addition to, and not in lieu of, any other release separately given, conditionally or unconditionally, by the Debtors or Reorganized Debtors to any other person or entity.

         9.2 EXCULPATION.

         Neither the Reorganized Debtors, the Creditors' Committee, the Ad Hoc Committee, the Senior Lenders, the DIP Lenders, nor (as applicable) any of their respective members, officers, directors, shareholders, employees, agents, attorneys, accountants or other advisors, shall have or incur any liability to any holder of a Claim or Interest for any act or failure to act in connection with, or arising out of, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for any act or failure to act that constitutes fraud, willful misconduct or gross negligence as determined pursuant to a Final Order, and in all respects, such Entities (a) shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, and shall be fully protected from liability in acting or in refraining from action in accordance with such advice, and (b) shall be fully protected from liability with respect to any act or failure to act that is approved or ratified by the Bankruptcy Court.

         9.3 INJUNCTION.

         The satisfaction, release and discharge pursuant to Section 9.1 of the Plan shall also act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or cause of action satisfied, released or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by Sections 524 and 1141 thereof.

         9.4 CLAIMS OF SUBORDINATION.

         (a) Subject to the Confirmation Order becoming a Final Order (or the requirement therefor being waived in accordance with Section 8.3) and subject to the distributions that are required to be made under the Plan as of the Effective Date to Classes 2, 6 and 7 having been made, as of the Effective Date, each holder of an Allowed Claim (or claim thereafter Allowed), (i) by virtue of the acceptance of the Plan by such holder's Class in accordance with Section 1126 of the Bankruptcy Code, (ii) by virtue of the acceptance of the Plan by such holder, (iii) by virtue of the acceptance of any distribution under the Plan on account of such Claim or (iv) by virtue of the confirmation of the Plan, waives, releases and relinquishes any and all rights, claims or causes of action arising out of contract or under applicable law, including, without limitation, any claim under subsections (a) or (c) of Section 510 of the Bankruptcy Code and the provisions of the Sub-Note Indenture, to the payment and distributions of the consideration made or to be made hereunder or otherwise consistent with the Plan to any holder of an Allowed Claim (or claim thereafter Allowed) against the Debtors.

         (b) Pursuant to Bankruptcy Rule 9019, and any applicable state law, and as consideration for the distributions and other benefits provided under this Plan, the provisions of this Section 9.4 shall constitute a good faith compromise and settlement of any causes of action relating to the matters described in this Section 9.4 which could be brought by any holder of a Claim or Interest against or involving another holder of a Claim or Interest, which compromise and settlement shall be approved by the Court as a settlement of all such causes of action. The Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state law, including, without limitation, the laws of the states of California, New York and Delaware, given and made after due notice and opportunity for hearing, shall bar any such cause of action relating to the matters described in this Section 9.4 which could be brought by any holder of a Claim or Interest against or involving another holder of a Claim or Interest.

         9.5 TERMINATION OF INDEMNIFICATION OBLIGATIONS.

         (a) Termination of Indemnification Obligations. Except as and to the extent set forth in subSections (b) and (c) of this Section 9.5, and notwithstanding any other provision of the Plan, all obligations of the Companies or the Debtors to indemnify, or to pay contribution or reimbursement to, their present or former directors and officers holding such positions at any time prior to the Effective Date whether pursuant to its certificate of incorporation, bylaws, contractual obligations or any applicable laws or otherwise in respect of all past, present and future actions, suits and proceedings against any of such directors, and officers based upon any act or omission related to service with, for or on behalf of the Companies, the Debtors, or any present or former Affiliate shall prior to the Effective Date be discharged under the Plan, all such undertakings and agreements shall be rejected and terminated, and the Reorganized Debtors shall have no obligation thereunder pursuant to this Plan or otherwise.

         (b) Limited Continuing Indemnification.The obligations of the Debtors pursuant to law or their respective certificates of incorporation or bylaws or otherwise to indemnify, or to pay contribution or reimbursement to their present directors, officers, agents, employees and representatives who have held such position at any time during the period from and including one year prior to the Petition Date and served in such capacities through the Confirmation Date (the "Continuing Indemnified Persons") (i) in respect of all past, present and future actions, suits and proceedings, whether commenced or threatened, against such Continuing Indemnified Persons, which include obligations based upon any act or omission arising out of the performance by a Continuing Indemnified Person of services to the Debtors, its present or former subsidiaries, for or at the request of the Debtors, prior to the Effective Date, whether prior to the Petition Date or not (collectively, "Indemnified Claims") and (ii) to the extent insured pursuant to the D&O Policies, shall not be discharged or impaired by confirmation of this Plan. The Debtors' discharge and release as provided herein, except as necessary to be consistent with this Plan, shall not diminish or impair the enforceability of any insurance policies that may cover claims against the Debtors or any other person or entity, including without limitation, the D&O Policies.

         (c) Additional Limited Indemnification for Costs. Notwithstanding the provisions of subSections (a) and (b) of this Section 9.5, the obligations of the Debtors and the Reorganized Debtors pursuant to law or their respective certificates of incorporation or bylaws or otherwise to indemnify, or to pay contribution or reimbursement to, the Continuing Indemnified Persons, in respect of legal fees, costs, expert advice and witnesses and expenses ("Defense Expenses") incurred by the Continuing Indemnified Persons in the defense of Indemnified Claims shall not be discharged or impaired by reason of confirmation of this Plan or otherwise and shall not be subordinated under Section 510 of the Bankruptcy Code or otherwise and shall not be disallowed under Section 502(e) of the Bankruptcy Code or otherwise to the extent that (i) such Indemnified Claims are not covered pursuant to the D&O Policies or the policy limits under the D&O Policies are exceeded, and (ii) such Indemnified Claims do not in the aggregate exceed $700,000. Upon written request of any one or more Continuing Indemnified Person, the Board of Directors may, in its reasonable discretion, apply funds that would be used in respect of the defense of an Indemnified Claim to the settlement thereof if such settlement payment will be less than the reasonably anticipated Defense Expenses of such Indemnified Claim and such application would be in the best interest of the Reorganized Debtors. Any liability of the Debtors under this paragraph which is attributable to the period from the Petition Date to the Effective Date and which under the Bankruptcy Code has the priority of an expense of administration shall be entitled to such priority, but no aggregate amount of dollars shall be paid by reason of such priority which is greater than the absolute maximum payable under the paragraph.

         (d) Continuing Indemnified Persons shall not be required to file a Proof of Claim or to seek allowance of an administrative expense to establish rights preserved under subsections (b) and (c) of this Section 9.5.

         9.6 RETENTION OF CAUSES OF ACTION/RESERVATION OF RIGHTS.

         (a) Except as and to the extent set forth in Section 9.1(e), nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or causes of action that the Debtors or the Reorganized Debtors may have currently or which the Reorganized Debtors may choose to assert on behalf of their Estates under any provision of the Bankruptcy Code or any similar applicable non-bankruptcy law, including, without limitation, (i) the avoidance of any transfer by or obligation of the Companies or the Debtors or (ii) the turnover of any property to the Estates, all of which are expressly reserved by the Plan.

                  (b) Except as and to the extent set forth in Section 9.1(e), nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim left unaltered or Unimpaired by the Plan. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses which they had immediately prior to the Petition Date fully as if the Chapter 11 case had not been commenced; and all of the Reorganized Debtors' legal and equitable rights respecting any Claim left unaltered or Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 cases had not been commenced.

         (c) Notwithstanding any provision of this Plan or the Disclosure Statement, or any exhibit hereto or thereto, or the Confirmation Order, nothing herein or in the Disclosure Statement, in any exhibit hereto or thereto or in the Confirmation Order shall affect any rights preserved pursuant to Section 9.5 of this Plan.

         9.7 POST-CONSUMMATION EFFECT OF EVIDENCES OF CLAIMS OR INTERESTS.

         Outstanding notes, loan agreements, stock certificates, and other evidences of Claims against or Interests in the Debtors shall, effective upon the Effective Date, represent only the right to participate in the distributions, if any, contemplated by the Plan.

                                    ARTICLE X

         ALLOWANCE OF CLAIMS; CONTESTED CLAIMS AND CONTESTED INTERESTS

         10.1 ALLOWANCE OF CREDIT FACILITY SECURED CLAIMS.

         Credit Facility Secured Claims shall be allowed in an aggregate principal amount equal to $62,650,000, plus unpaid interest, fees, costs and charges accrued but not paid as of the Effective Date in accordance with the terms of the Prepetition Credit Agreement.

         10.2 ALLOWANCE OF SUB-NOTE CLAIMS.

         Sub-Note Claims shall be allowed in an aggregate principal amount equal to $120,000,000, plus accrued unpaid interest to the Petition Date of $7,052,500 and expenses reimbursable under the Sub Note Indenture as agreed to by the Debtors or approved by the Court.

         10.3 OBJECTIONS TO CLAIMS.

         The Debtors, the Creditors' Committee or any other party-in-interest may object to the allowance of any Claim filed in the Reorganization Cases. All objections shall be litigated to a Final Order; provided, however, that the Debtors or the Reorganized Debtors, or the Creditors' Committee, as the case may be, may compromise and settle any objections to Claims, subject to the approval of the Court, and may seek Court estimation of Contested Claims pursuant to
Section 502(c) of the Bankruptcy Code.

         10.4 DISTRIBUTIONS.

         At such time as a Contested Claim becomes an Allowed Claim, in whole or in part, the holder of such Claim shall receive the property that would have been distributed to such holder under the Plan if such Allowed Claim was an Allowed Claim on the Effective Date. Such distributions shall be made as soon as practicable after the date that the order or judgment of the Court allowing such Claim becomes a Final Order. In the event there are Contested Claims requiring adjudication and resolution, the Debtors reserve the right, or upon order of the Court, to establish appropriate reserves for satisfaction of those Contested Claims.

                                   ARTICLE XI

         TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         11.1 ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         On the Effective Date, and to the extent permitted by applicable law all executory contracts and unexpired leases of each of the Debtors shall be assumed in accordance with the provisions of Section 365 and Section 1123 of the Bankruptcy Code, excluding (a) any and all executory contracts or unexpired leases which are the subject of separate motions filed pursuant to Section 365 of the Bankruptcy Code by the Debtors prior to the commencement of the hearing on confirmation of the Plan, (b) such contracts or leases as are listed on any "Schedule of Rejected Executory Contracts and Unexpired Leases" filed by the Debtors on or before entry of the Confirmation Order, all of which contracts or leases shall be deemed rejected pursuant to the provisions of Section 365 and
Section 1123 of the Bankruptcy Code, and (c) any and all executory contracts or unexpired leases rejected prior to entry of the Confirmation Order. Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtors in the ordinary course of their businesses.

         11.2 CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES.

         Any Claims arising out of the rejection of contracts or leases must be filed with the Court within the time set by any Final Order rejecting such executory contract or unexpired lease or 30 days after the Confirmation Date. Any Claims not filed within such time will be forever barred from assertion against any of the Debtors or Reorganized Debtors, its estate and property. Unless otherwise provided in this Plan, all such Claims for which proofs of Claim are required to be filed will be treated as Class 6 Claims.

                                   ARTICLE XII

                            RETENTION OF JURISDICTION

         12.1 RETENTION OF JURISDICTION.

         Notwithstanding the entry of the Confirmation Order or the Effective Date having occurred, the Court shall retain exclusive jurisdiction to the fullest extent permitted by law for the purposes of resolving all disputes and other issues presented or arising under this Plan including, without limitation, to (a) determine any Contested Claims, (b) determine requests for payment of Claims entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto, (c) resolve controversies and disputes regarding interpretation and implementation of the Plan, (d) enter orders in aid of the Plan, including, without limitation, appropriate orders (which may include contempt or other sanctions) to protect the Debtors and the Reorganized Debtors, (e) modify the Plan pursuant to Section 13.2 of the Plan, (f) determine any and all applications, adversary proceedings and contested or litigated matters pending on the Effective Date, (g) allow, disallow, estimate, liquidate or determine any Claim or Interest and enter or enforce any order requiring the filing of any such Claim before a particular date, provided that, the Court's jurisdiction shall be concurrent, not exclusive, after the Effective Date with respect to the enforcement and adjudication of Claims that are Unimpaired, (h) determine any and all pending applications for the rejection or disaffirmance of executory contracts or leases, or for the assignment of assumed executory contracts and leases, and hear and determine, and if need be to liquidate, any and all Claims arising therefrom, (i) determine any actions or controversies arising under or in connection with the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement created in connection with the Plan or the Disclosure Statement and enforce any orders related thereto, (j) enter and implement orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, and (k) enter a final decree closing the Reorganization Cases.

         12.2 FAILURE OF COURT TO EXERCISE JURISDICTION.

         If the Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Reorganization Case, including the matters set forth in this Article XII, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

         12.3 DISSOLUTION OF CREDITORS' COMMITTEE.

         On the Effective Date, the Creditors' Committee shall cease to exist and its members, employees or agents (including without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from all further authority, duties, responsibilities, and obligations related to, arising from or in connection with the Reorganization Cases except with respect to: (i) any objections made by the Creditors' Committee pursuant to Section 10.3 of the Plan or other matters pending before the Court to which the Creditors' Committee is a party, until such objections or matters are resolved, (ii) all fee applications filed or to be filed after the Effective Date pursuant to Section 330 of the Bankruptcy Code by or on behalf of any professionals employed by the Debtors or the Creditors' Committee, and (iii) any post-confirmation modifications to the Plan or Confirmation Order.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

         13.1 RETIREE BENEFITS.

         On and after the Effective Date, pursuant to Section 1129(a)(13) of the Bankruptcy Code, each of the Reorganized Debtors shall continue to be obligated to pay all of their retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, and shall continue to pay such retiree benefits as they become due at the level established at any time prior to confirmation of the Plan pursuant to subSection (e)(1)(B) or (g) of Section 1114, for the duration of the period each of the Debtors have obligated themselves to provide such benefits; provided, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit each of the Debtors' ability or the Reorganized Debtors' ability to modify the terms and conditions of the retiree benefits as otherwise permitted by any such plan and otherwise applicable nonbankruptcy law. Moreover, the Reorganized Debtors shall assume all obligations relating to the Axiohm IPB, Inc. Retirement Plan for Bargaining Associates, and those obligations shall survive confirmation of the Plan, remain unaffected thereby, and will not be discharged. In addition, in accordance with
Section 11.1 of the Plan, the Reorganized Debtors shall assume all obligations and executory contracts relating to the Debtors' 401K Plan.

         13.2 MODIFICATION OF PLAN.

         The Debtors reserve the right, which right may be exercised only with the prior consent of the Required Lenders and the Creditors' Committee, which consent should not be unreasonably withheld or delayed, in accordance with the Bankruptcy Code, to amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Reorganized Debtors may, upon order of the Court, amend or modify the Plan in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

         13.3 WITHDRAWAL OF PLAN.

         The Debtors reserve the right, which right may be exercised only with the prior consent of the Required Lenders and the Creditors' Committee, which consent should not be unreasonably withheld or delayed, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan. If the Debtors revoke or withdraw the Plan under this Section, or if entry of the Confirmation Order does not occur, then the Plan shall be deemed null and void. In that event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against or any Interests in the Debtors or to prejudice in any manner the rights of the Debtors in any further proceedings involving the Debtors.

         13.4 PAYMENT DATES.

         Whenever any payment to be made under the Plan is due on a day other than a Business Day, such payment will instead be made, without interest, on the next Business Day.

         13.5 HEADINGS.

         The headings used in this Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions of the Plan.

         13.6 SUCCESSORS AND ASSIGNS.

         The rights, benefits and obligations of any person or entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such person.

         13.7 PAYMENT OF STATUTORY FEES.

         All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Court at the confirmation hearing will be paid on or before the Effective Date, and to the extent required will be paid until the Reorganized Cases are closed.

         13.8 NOTICES.

         Any notice, request or demand given or made under this Plan or under the Bankruptcy Code or the Bankruptcy Rules shall be in writing and shall be hand delivered or sent by a reputable overnight courier service, and shall be deemed given when received at the following addresses whether hand delivered or sent by overnight courier service:

                           Nicolas Dourassof
                           Axiohm Transaction Solutions, Inc.
                           950 Danby Road
                           Ithaca, NY  18450
with a copy to:

                           Robert J. Dehney
                           Gregory W. Werkheiser
                           Morris, Nichols, Arsht & Tunnell
                           1201 N. Market Street
                           Wilmington, Delaware  19899-1347

                                    -- and --

                           Lewis S. Rosenbloom
                           John B. Griffith
                           McDermott, Will & Emery
                           227 West Monroe Street
                           Chicago, Illinois  60606-5096

Notwithstanding anything to the contrary provided herein, all notices concerning this Plan shall be served upon the entities prescribed and in the manner prescribed under the Bankruptcy Code and the Bankruptcy Rules.

         13.9 SEVERABILITY OF PLAN PROVISIONS.

         If prior to confirmation, any term or provision of the Plan which does not govern the treatment of Claims or Interests or the conditions to confirmation or the Effective Date is held by the Court to be invalid, void or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holdings, alteration or interpretation. The Confirmation Order shall constitute a final judicial determination and shall provide that each term and provision of the Plan as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

         13.10 EXHIBITS.

         Exhibits to the Plan or Disclosure Statement that are not filed simultaneously with the Plan and Disclosure Statement shall be filed with the Court not less than fourteen days prior to the first date set for the hearing on confirmation of the Plan pursuant to the Bankruptcy Rule 3020 and shall be mailed to the Creditors' Committee, the Senior Lenders and any party in interest that makes a written request for such Exhibits to the Debtors.

         13.11 NO ADMISSIONS.

         Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein including, without limitation, liability on any Claim or the propriety of any Claims classification.

                                   ARTICLE XIV

                              CONFIRMATION REQUEST

         The Debtors request confirmation of the Plan under Section 1129(b) of the Bankruptcy Code.


Dated:   February 25, 2000
                                       AXIOHM TRANSACTION SOLUTIONS, INC.
                                       AXIOHM IPB, INC., COGNITIVE SOLUTIONS,
                                       INC., COGNITIVE L.L.C., STADIA COLORADO
                                       CORPORATION


                                       By: /S/ NICHOLAS DOURASSOF
                                           -------------------------------------
                                       Name: Nicolas Dourassof
                                       Title:   Chief Executive Officer of ATS

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In re:                                      )
                                            )
AXIOHM IPB, INC., et al.,                   )        Chapter 11
                                            )        Case No. 99-4153
                           Debtors.         )        Jointly Administered
                                            )


                 FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER
              UNDER 11 U.S.C. SS. 1129 AND RULE 3020 OF THE FEDERAL
                    RULES OF BANKRUPTCY PROCEDURE CONFIRMING
             THE FIRST AMENDED PLAN OF REORGANIZATION, AS MODIFIED,
            OF AXIOHM TRANSACTION SOLUTIONS, INC., AXIOHM IPB, INC.,
                COGNITIVE SOLUTIONS, INC., COGNITIVE, L.L.C., AND
           STADIA COLORADO CORPORATION, DATED AS OF FEBRUARY 25, 2000


                  Upon the First Amended Plan Of Reorganization, As Modified, Of Axiohm Transaction Solutions, Inc. ("ATSI"), Axiohm IPB, Inc., Cognitive Solutions, Inc., Cognitive, L.L.C., And Stadia Colorado Corporation, dated as of February 25, 2000 (including all amendments and modification thereof and exhibits thereto, the "Plan"), filed with this Court by the above-captioned debtors and debtors in possession (collectively, the "Debtors"), and the First Amended Disclosure Statement, As Modified, Pursuant To Section 1125 Of The United States Bankruptcy Code With Respect To The First Amended Plan Of Reorganization, As Modified, Of Axiohm Transaction Solutions, Inc., Axiohm IPB, Inc., Cognitive Solutions, Inc., Cognitive, L.L.C., And Stadia Colorado Corporation dated as of February 25, 2000 (the "Disclosure Statement"), filed with this Court by the Debtors; and upon (a) the hearing before this Court on February 25, 2000 to consider approval of the Disclosure Statement and (b) the Order dated February 25, 2000, among other things, (i) approving the Disclosure

Statement and (ii) scheduling a hearing to consider confirmation of the Plan (the "Disclosure Statement Order") (D.I. 196); and solicitation of acceptances of the Plan having been authorized by Order dated February 25, 2000, establishing voting procedures and approving form of ballots and notices (the "Voting Procedures Order") (D.I. 197); and upon the Declaration of Debbie Reyes of Poorman-Douglas Corporation, the balloting agent appointed in the Debtors' bankruptcy cases, sworn to on April 24, 2000 (the "Voting Declaration") (D.I.
TBD); and upon the Declaration of Stuart J. Groom in Support of Certification of the First Amended Plan of Reorganization as Modified of Axiohm Transaction Solutions, Inc., Axiohm IPB, Inc., Cognitive Solutions, Inc., Cognitive, L.L.C., And Stadia Colorado Corporation, dated as of February 25, 2000 (D.I. TBD), and it appearing from the affidavits of mailing and publication filed with this Court and the Voting Declaration that copies of the Disclosure Statement (including the Plan as annexed thereto as Exhibit A), notice of the Confirmation Hearing (as defined herein), the Voting Procedures Order, the Disclosure Statement Order and ballots for acceptances or rejections of the Plan, were transmitted to the holders of Claims against and Old Common Stock in ATSI and other parties in interest as required by the Disclosure Statement Order and the Voting Procedures Order, and such transmissions at such time being due and adequate notice under the circumstances, and that notice of the Confirmation Hearing was published in the manner required by the Disclosure Statement Order; and the Disclosure Statement Order fixing April 12, 2000 at 4:00 p.m. (Eastern Standard Time) as the deadline for filing of objections to confirmation of the Plan; and upon the affidavit of Stuart J. Groom dated April 25, 2000, filed in support of confirmation of the Plan; and a hearing to consider confirmation of the Plan having been held before this Court commencing on April 27, 2000 (the

"Confirmation Hearing"); and upon the full and complete record of the Confirmation Hearing and all matters and proceedings heretofore part of the record in these cases; and after due deliberation and sufficient cause appearing therefore;

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW
                     ---------------------------------------
                  IT IS HEREBY FOUND AND DETERMINED THAT:
                  A. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context otherwise requires.
                  B. This Court has jurisdiction over the Reorganization Cases pursuant to 28 U.S.C. ss.ss. 157 and 1334. Venue is proper before this Court pursuant to 28 U.S.C. ss.ss. 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. ss. 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the title 11 of the United States Code (the "Bankruptcy Code") and the Federal Rules of Bankruptcy Procedures (the "Bankruptcy Rules") and should be confirmed.
                  C. This Court takes judicial notice of the docket of the Reorganization Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of the Reorganization Cases, including, without limitation, the hearing to consider the adequacy of the Disclosure Statement.
                  D. The Debtors, as proponents of the Plan, have the burden of proving the elements of Section 1129 by a preponderance of the evidence.

                  E. Notice of the Confirmation Hearing and the relevant deadlines for submission of objections and ballots, as prescribed by this Court in the Disclosure Statement Order and the Voting Procedures Order, has been provided and is adequate and sufficient pursuant to Section 1128 of the Bankruptcy Code, Rules 2002(b) and 3020 of the Bankruptcy Rules and other applicable law and rules.

                  F. Ballots were transmitted to holders of claims in classes eligible to vote on the Plan (the "Voting Classes") in accordance with the Disclosure Statement Order and the Voting Procedures Order.
                  G. The Debtors solicited votes for the Plan from the Voting Classes in good faith and in a manner consistent with the Bankruptcy Code.
                  H. The Voting Declaration is consistent with Bankruptcy Rule 3018.
                  I. The classification scheme of Claims and Interests under the Plan is reasonable. Claims or Interests in each Class are substantially similar to other Claims or Interests in such Class and the Plan therefore satisfies the requirements of Section 1122(a) of the Bankruptcy Code.
                  J. The Plan provides for the treatment of Allowed Administrative Claims and Allowed Priority Tax Claims. In addition, the Plan establishes the following Classes of Claims and Interests: Class 1 (Priority Claims); Class 2 (Credit Facility Secured Claims); Class 3 (American Magnetics Corporation Claims); Class 4 (Miscellaneous Secured Claims); Class 5 (Trade Claims); Class 6 (General Unsecured Claims); Class 7 (Old Common Stock); and Class 8 (Old Options). The Plan satisfies the requirements of Section 1123(a)(1) of the Bankruptcy Code.

                  K. The following Classes of Claims and Interests are impaired and comprise the Voting Classes entitled to vote under the Plan: Class 2 (Credit Facility Secured Claims); Class 3 (American Magnetics Corporation Claims); Class 6 (General Unsecured Claims); and Class 7 (Old Common Stock). All other Classes of Claims or Interests are either unimpaired under the Plan or, in the case of Class 8, deemed to reject the Plan by virtue of receiving no distributions thereunder. The treatment of Claims and Interests in impaired Classes is specified in Article VI of the Plan, and the Plan satisfies the requirements of Sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code.
                  L. The Plan provides for the same treatment of each Claim or Interest of a particular Class, and the Plan satisfies the requirements of
Section 1123(a)(4) of the Bankruptcy Code.
                  M. The Plan provides for adequate means for its implementation, and therefore satisfies the requirements of Section 1123(a)(5) of the Bankruptcy Code.
                  N. The Plan provides for the amendment of the Certificates of Incorporation of the Debtors in substantially the form of the Amended and Restated Certificates of Incorporation of Reorganized Debtors filed with this Court on April 17, 2000, which prohibits the issuance of nonvoting equity securities. Any revisions to the Amended and Restated Certificates of Incorporation filed prior to the Effective Date shall also prohibit the issuance of a non-voting equity securities. Accordingly, the Plan complies with Section 1123(a)(6) of the Bankruptcy Code.
                  O. The Plan impairs or leaves unimpaired, as the case may be, each Class of Claims or Interests, and the Plan therefore complies with the provisions of Section 1123(b)(1) of the Bankruptcy Code.

                  P. The Plan provides for the treatment under Section 365 of the Bankruptcy Code, of all executory contracts and unexpired leases not previously assumed or rejected or the subject of a motion either to assume or reject pursuant to such section, and the Plan therefore complies with the provisions of Section 1123(b)(2) of the Bankruptcy Code.
                  Q. Furthermore, the provisions of the Plan constitute a good faith compromise and settlement of all the Claims and Interests and all controversies respecting Claims and Interests are resolved pursuant to the Plan. This Confirmation Order constitutes the Court's approval of all such compromises and settlements which, based upon the representations by the Debtors and the Creditors' Committee, all other testimony proffered and evidence introduced at the Confirmation Hearing and the full record of the Reorganization Cases, the Court finds to be fair, equitable, within the range of reasonableness and in the best interests of the Debtors, the Estates, creditors and other parties in interest. Accordingly, the Plan satisfies Section 1123(b)(3) of the Bankruptcy Code.
                  R. Pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, the Plan, except as provided thereon, provides for the retention and enforcement of all claims, rights and causes of action of the Debtors and the Estates, whether prepetition or postpetition, and regardless of whether such claims, reports or causes of action arise under any or all agreements and applicable law or equity exclusively by the Reorganized Debtors. Under the Plan, all such claims, rights and causes of action of the Debtors and the Estates, upon the Effective Date, shall vest in the Reorganized Debtors and may be pursued by the Reorganized Debtors except to the extent released under the Plan. Accordingly, the retention and enforcement of all claims, rights and causes of action of the Debtors and the Estates exclusively by the Reorganized Debtors will benefit the

Debtors' creditors and the requirements of Sections 550(a) and 1123(b)(3)(B) of the Bankruptcy Code are satisfied.
                  S. The Plan complies with the applicable provisions of the Bankruptcy Code, including, without limitation, Sections 1122 and 1123 of the Bankruptcy Code. Therefore, the Plan satisfies the requirements of Section 1129(a)(1) of the Bankruptcy Code. In addition, in accordance with Bankruptcy Rule 3016(a), the Plan is dated and identified with the names of the Debtors.
                  T. The Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code including, without limitation, Sections 1125 and 1126 of the Bankruptcy Code, and therefore have satisfied the requirements of Section 1129(a)(2) of the Bankruptcy Code, as follows: (a) the Debtors are proper debtors under Section 109 of the Bankruptcy Code and proper proponents of the Plan under Section 1121(a) of the Bankruptcy Code; (b) the Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and (c) the Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement, the Disclosure Statement Order and the Voting Procedures Order in transmitting notices and solicitation materials and in soliciting and tabulating votes on the Plan.
                  U. The Plan has been proposed in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Debtors' Reorganization Cases, the negotiation and execution of the Consent Agreement (as defined in the Disclosure Statement) and the formulation of the Plan. The Debtors' chapter 11 cases were filed, the Consent Agreement was negotiated and the Plan was proposed with the proper purpose of reorganizing the Debtors, and expeditiously making distributions to their creditors. Furthermore, the Plan is the product of extensive, arms' length negotiations among the Debtors, the Ad Hoc Committee, the Creditors' Committee, the Senior Lenders, other significant stakeholders and their respective counsel and financial advisors. The Plan reflects the results of these negotiations and is reflective of the interests of all the Estates' constituencies. Thus, the Plan satisfies the requirements of Section 1129(a)(3) of the Bankruptcy Code.
                  V. Any payments made or to be made by the Debtors for services or for costs and expenses in, or in connection with, the Debtors' chapter 11 cases have, to the extent required by the Bankruptcy Code, the Bankruptcy Rules and the Orders of this Court, been approved by, or are subject to the approval of, this Court as reasonable. Accordingly, the Plan satisfies the requirements of Section 1129(a)(4) of the Bankruptcy Code.
                  W. The Debtors' Amended and Restated Certificates of Incorporation and the Debtors' Amended and Restated By-Laws provide that each of the Reorganized Debtors shall each have a board of directors consisting of five
(5) members. The names and affiliations of the persons designated by the Creditors' Committee as the initial members of the board of directors of each of the Reorganized Debtors were disclosed to this Court at the Confirmation Hearing and may be amended by notice filed with this Court on or before the Effective Date of the Plan. The appointment to such office of each of the proposed directors and officers of each of the Reorganized Debtors is consistent with the interests of creditors and equity security holders and with public policy with respect to the manner of selection of any officer or director of the Reorganized Debtors. Accordingly, the Plan complies with Section 1123(a)(7) and 1129(a)(5) of the Bankruptcy Code.

                  X. Section 1129(a)(6) of the Bankruptcy Code issatisfied because the Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction.
                  Y. With respect to each impaired Class of Claims against each Debtor, or the Old Common Stock, each holder of a Claim or Old Common Stock in such Class: (a) has accepted the Plan; or (b) will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if such Debtor were to be liquidated under chapter 7 of the Bankruptcy Code on such date. Accordingly, the Plan satisfies the requirements of Section 1129(a)(7) of the Bankruptcy Code.
                  Z. As evidenced by the Voting Declaration, the Plan has been accepted by Class 2 (Credit Facility Secured Claims), Class 3 (American Magnetics Claims), Class 6 (General Unsecured Claims), and Class 7 (Old Common Stock) of the Voting Classes in accordance with Section 1126 of the Bankruptcy Code and consistent with Bankruptcy Rule 3018 and the Voting Procedures Order.
                  AA. The Plan is deemed rejected, pursuant to Section 1126(g) of the Bankruptcy Code, by the members of Class 8 (Old Options), who will receive no distribution and retain no interest on account of their respective Interests.
                  BB. With respect to each Class of Claims or Interests designated by the Plan, other than Class 8, either: (a) such Class has accepted the Plan; or (b) such Class is not impaired under the Plan. Accordingly, the requirements of Section 1129(a)(8) of the Bankruptcy Code have been satisfied with respect to all Claims and Interests other than those in Class 8. The Plan nevertheless may be confirmed with respect to Class 8 because, as demonstrated below, the requirements of Section 1129(b) of the Bankruptcy Code are satisfied with respect to Class 8.
                  CC. The treatment of Allowed Administrative Claims, Allowed Tax Claims and Allowed Priority Claims under Sections 4.1 and 5.1 of the Plan satisfies the applicable requirements of Section 1129(a)(9)(A),(B) and (C) of the Bankruptcy Code.
                  DD. The Plan has been accepted by Class 2, Class 3, Class 6 and Class 7, and, therefore, has been accepted by at least one impaired Class of Claims or Interests, which acceptance has been determined without including any acceptances of the Plan by any insider holding a Claim in such Class. Accordingly, the requirements of Section 1129(a)(10) of the Bankruptcy Code are satisfied with respect to the Plan.
                  EE. The Plan satisfies Section 1129(a)(11) of the Bankruptcy Code because confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtors.
                  FF. The fees payable by the Debtors to the United States Trustee or the Clerk of this Court, as provided under 28 U.S.C. ss. 1930(a)(6), constitute administrative expenses entitled to priority under Section 507(a)(1) of the Bankruptcy Code and the treatment of such fees in the Plan satisfies the requirements of Section 1129(a)(12) of the Bankruptcy Code.
                  GG. To the extent the Debtors are required to provide any retiree benefits (as that term is defined under Section 1114 of the Bankruptcy
Code), such benefits shall be continued under the Plan, and the Plan satisfies the requirements of Section 1129(a)(13) of the Bankruptcy Code.
                  HH. The requirements of Section 1129(b) of the Bankruptcy Code are satisfied as to holders of Old Options in Class 8 because no holder of any

Interests of ATSI that is junior to the Interests of such Class will received or retain any property under the Plan on account of such junior Interests.
                  II. Other than the Plan (including previous versions thereof), no plan has been filed in these cases. Accordingly, the requirements of Section 1129(c) of the Bankruptcy Code have been satisfied.
                  JJ. No party in interest that is a governmental unit has requested that the Court not confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, 15 U.S.C. ss. 77e, and the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of Section 1129(d) of the Bankruptcy Code.
                  KK. The modifications of the Plan set forth in paragraph 4 hereof (the "Plan Modifications") do not materially or adversely affect or change the treatment of any Claim against or Interest in any Debtor. Accordingly, pursuant to Bankruptcy Rule 3019, the Plan Modifications do not require additional disclosure under Section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections under Section 1126 of the Bankruptcy Code, nor do they require that holders of Claims against or Interests in any Debtor to be afforded an opportunity to change previously cast acceptances or rejections of the Plan as filed with the Court. Disclosure of the Plan Modifications on the record at the Confirmation Hearing constitutes due and sufficient notice of thereof under the circumstances of these Reorganization Cases.
                  LL. Based upon the record before the Court, the Debtors and their agents, counsel and financial advisors have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and are entitled to the protections afforded by Section 1125(e) of the Bankruptcy Code and the exculpatory and injunctive provisions set forth in
Article IX of the Plan, as amended in paragraph four (4) herein.
                  MM. The Debtors, the Creditors' Committee, the Senior Lenders and each of their respective officers, directors, partners, employees, members, agents, attorneys, financial advisors, accountants or other professionals, have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to Section 1125(e) of the Bankruptcy Code and 1129(a)(3) of the Bankruptcy Code, with respect to the administration of the Plan, the solicitation of acceptances with regard thereto and the property to be distributed thereunder.
                  NN. The Court may properly retain jurisdiction over the matters set forth in Section 12.1 of the Plan, as amended by paragraph 4 herein.

                                     DECREES
                                     -------

                  NOW THEREFORE IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED THAT:
                  1. To the extent that any objections have not been withdrawn prior to the entry of this Confirmation Order or are not resolved by the relief granted herein or as stated on the record of the Confirmation Hearing, all such objections are hereby overruled.
                  2. The findings of this Court set forth above and the conclusions of law stated herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any findings of fact shall be determined to be a conclusion of law, it shall be so deemed, and vice versa.
                  3. The Plan complies with the requirements of Sections 1122, 1123 and 1129 of the Bankruptcy Code.
                  4. The Plan is hereby modified pursuant to Section 1127(a) of the Bankruptcy Code and Section 13.2 of the Plan as follows:

                  (a) Article IV of the Plan is hereby amended by inserting the following language after Section 2.3 of the Plan:

                           "Notwithstanding anything in this Plan to the contrary, the Bankruptcy Court shall not retain jurisdiction with respect to the Tax Claims of State of New Jersey, Division of Taxation ("NJ Division") except for (i) resolving the amount, allowability and priority of any such Tax Claim arising prior to confirmation, and (ii) enforcing the discharge provisions of the Plan. The Tax Claim of the NJ Division shall be paid in cash as soon as practical after the later of (i) the Effective Date, and (ii) the date on which such Tax Claim becomes and Allowed Tax Claim; provided, however, at the election of the Reorganized Debtors, the Reorganized Debtors may pay NJ Division's Allowed Tax Claims over a period not exceeding six (6) years after the date of assessment of its Allowed Tax Claim as provided in Section 1129(a)(9)(C) of the Bankruptcy Code. If the Reorganized Debtors elects this option as to NJ Division's Allowed Tax Claim, then the payment of such Allowed Tax Claim shall be made in equal monthly installments with the first installment due on the later of: (i) the Effective Date, (ii) 30 calendar days after the date on which an order allowing such Allowed Tax Claim becomes a Final Order, and (iii) such other time as may be agreed to by NJ Division and the Reorganized Debtors. Each installment shall include simple interest on the unpaid portion of such Allowed Tax Claim, without penalty of any kind, at the statutory rate of interest provided for such taxes under applicable nonbankruptcy law; provided, however, that the Reorganized Debtors shall reserve the right to pay any Allowed Tax Claim, or any remaining balance of such Allowed Tax Claim, in full, at any time on or after the Effective Date, without premium or penalty. Further, any failure by the Reorganized Debtors to make a payment to NJ Division pursuant to the terms herein shall be an event of default. If the Reorganized Debtors fail to cure the event of default as to tax payments within thirty days after receipt of written notice of default from

                           NJ Division, then NJ Division may exercise any and all rights and remedies it may have under the applicable state law."

                  (b) Section 9.1(b) is replaced in its entirety by the following:

                           Except as otherwise specifically provided by this Plan, in consideration for the distributions received under the Plan, all holders of Claims and Interests shall be deemed to have released, remised and forever discharged (a) the Debtors, the Reorganized Debtors and (b) Affiliates of the Debtors or Reorganized Debtors present and former stockholders, directors, officers, agents or employees, attorneys, advisors of the Debtors or Reorganized Debtors and their successors and assigns of such parties (such parties commencing with (b), collectively, the "Released Parties") of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, promises, damages, claims and liabilities whatsoever, known or unknown arising from a Claim or Interest or based upon the same subject matter as a Claim or Interest and existing on the Effective Date or which thereafter could arise based on any act, fact, transaction, cause, matter or thing which occurred prior to the Effective Date, except as to Released Parties for acts or omissions which are the result of fraud, gross negligence, willful misconduct or willful violation of the securities laws or the Internal Revenue Code. Subject to the discharge Sections 524 and 1141 of the Bankruptcy Code, the releases provided for herein shall not preclude police, federal tax, or regulatory agencies from fulfilling their statutory duties. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the releases provided for herein shall not apply to the claims, if any, of the United States as to Released Parties.

                  (c) Section 9.1(c) is replaced in its entirety by the following:

                           Except as otherwise specifically provided by this Plan, any Entity accepting any distribution pursuant to this Plan shall be presumed conclusively to have released the (a) Debtors and Reorganized Debtors, and
                           (b) any other Entity accepting any distribution pursuant to this Plan, Affiliates of the Debtors and such Entities, present and former stockholders, directors, officers, agents, attorneys, advisors, and employees of the Debtors, such Affiliates and such Entities and any Entity claimed to be liable derivatively through any of the foregoing (such parties commencing with (b), collectively, the

                           "Nondebtor Releasees"), from any cause of action arising from or based on the same subject matter as the Claim or Interest on which the distribution is received, except as to Released Parties and Nondebtor Releasees for acts or omissions which are the result of fraud, gross negligence, willful misconduct or willful violation of the securities laws or the Internal Revenue Code. The release described in the preceding sentence shall be enforceable as a matter of contract against any Entity that accepts any distribution pursuant to this Plan. Subject to the discharge of Sections 524 and 1141 of the Bankruptcy Code, the releases provided for herein shall not preclude police, Federal tax, or regulatory agencies from fulfilling their statutory duties. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the releases provided for herein shall not apply to the claims, if any, of the United States as to Released Parties and Non-Debtor Releasees.

                  (d) Section 9.3 of Article IX of the Plan is hereby amended by inserting the words ", provided that nothing in the Plan shall restrain and enjoin all Entities who are holders of Claims against and Interests in the Estates from taking any action to enforce liability arising from acts or omissions which are the result of fraud, gross negligence, willful misconduct or willful violation of the securities laws or the Internal Revenue Code as against Released Parties and Nondebtor Releasees. Subject to the discharge Sections 524 and 1141 of the Bankruptcy Code, the injunction provided for herein shall not preclude police, federal tax, or regulatory agencies from fulfilling their statutory duties. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the injunction provided for herein shall not apply to bar the Claims, if any, of the United States as against Released Parties and Nondebtor Releasees." after the words "to the extent provided for or authorized by Sections 524 and 1141 thereof."

                  (e) Section 9.5(c) of Article IX of the Plan is hereby amended in its entirety:

                           Notwithstanding the provisions of Subsections (a) and
                           (b) of this Section 9.5, the obligations of the Debtors and the Reorganized Debtors pursuant to law or their respective certificates of incorporation or bylaws or otherwise to indemnify, or to pay contribution or reimbursement to, the Continuing Indemnified Persons, in respect of legal fees, costs, expert advice and witnesses and expenses ("Defense Expenses") incurred by the Continuing Indemnified Persons, limited, however, up to the amount of $700,000.00 in the aggregate for such Defense Expenses, and provided that such Defense Expenses otherwise are not covered under the D&O Policies (whether according to their terms or because the policy limits under the D&O Policies are exceeded), shall not be discharged or impaired by reason of confirmation of this Plan or otherwise and shall not be subordinated under Section 510 of the Bankruptcy Code or otherwise and shall not be disallowed under
                           Section 502(a) of the Bankruptcy Code or otherwise. Defense Expenses shall include fees, costs, and expenses incurred by any Continuing Indemnified Person in contesting any denial of coverage under the D & O Policies. Upon written request of any one or more Continuing Indemnified Person, the Board of Directors may, in its reasonable discretion, apply funds that would be used in respect of the defense of an Indemnified Claim to the settlement thereof if such settlement payment will be less than the reasonably anticipated Defense Expenses of such Indemnified Claim and such application would be in the best interest of the Reorganized Debtors. Any liability of the Debtors under this paragraph which is attributable to the period from the Petition Date to the Effective Date and which under the Bankruptcy Code has the priority of an expense of administration shall be entitled to such priority, but no aggregate amount of dollars shall be paid by reason of such priority which is greater than $700,000.00.

                  (f) Section 11.1 of Article XI of the Plan is replaced in its entirety by the following:

                           On the Effective Date, and to the extent permitted by applicable law all executory contracts and unexpired leases of each of the Debtors shall be assumed in accordance with the provisions of Section 365 and
                           Section 1123 of the Bankruptcy Code, excluding (a) any and all executory contracts or unexpired leases which are the subject of separate motions filed pursuant to Section 365 of the Bankruptcy Code by the Debtors prior to the Effective Date, (b) such contracts or leases as are listed on any "Schedule of Rejected Executory Contracts and Unexpired Leases" filed by the Debtors on or before the Effective Date, all of which contracts or leases shall be deemed rejected pursuant to the provisions of Section 365 and Section 1123 of the Bankruptcy Code, and (c) any and all executory contracts or unexpired leases rejected prior to the Effective Date. Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtors in the ordinary course of their businesses.

                  (g) Section 11.2 of Article XI of the Plan is replaced in its entirety by the following:

                           Any Claims arising out of the rejection of contracts or leases must be filed with the Court within the time set by any Final Order rejecting such executory contract or unexpired lease or 30 days after the

                           Effective Date. Any Claims not filed within such time will be forever barred from assertion against any of the Debtors or Reorganized Debtors, its estate and property. Unless otherwise provided in this Plan, all such Claims for which proofs of Claim are required to be filed will be treated as Class 6 Claims.

                  (h) Section 12.1 of Article XII of the Plan is hereby amended by inserting the words "notwithstanding anything contained herein or the Confirmation Order to the contrary, the Bankruptcy Court shall not retain jurisdiction over matters relating exclusively to or otherwise arising solely under the Exit Financing Facility." after the words "and
         (k) enter a final decree closing the Reorganization Cases."

                  5. To the extent the IRS holds an allowed claim properly classified, and to the extent entitled to interest, the interest rate shall be at the federal statutory rate as provided by the Internal Revenue Code.
                  6. The Plan (as modified by the modifications set forth in paragraph 4 of this Confirmation Order) is confirmed under Section 1129 of the Bankruptcy Code.
                  7. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.
                  8. Plan Classification Controlling. The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications and amounts of Claims, if any, set forth in the Ballots tendered or returned by the Debtors' creditors in connection with voting on the Plan (i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect the actual classification of such Claims or Interests under the Plan for distribution purposes, and (iii) shall not be binding on the Debtors, the Estates, or the Reorganized Debtors.
                  9. Certain Effects of Confirmation; Discharge; Injunction. All of the provisions of Article IX, Section 9.1, 9.2, 9.3 and 9.5 of the Plan, as restated or amended by this Confirmation Order, are incorporated herein by reference as if set forth herein in extenso.
                  10. Retention and Enforcement of Estates' Claims and Rights. Except as and to the extent set forth in Section 9.1(e) of the Plan, nothing in this Confirmation Order or Article IX of the Plan shall be deemed to be a waiver or relinquishment of:

                           (i) any rights or causes of action (prepetition or postpetition) that the Debtors or the Reorganized Debtors may have currently or which the Reorganized Debtors may choose to assert on behalf of their Estates under any provision of the Bankruptcy Code or any similar applicable non-bankruptcy law, including without limitation, (i) breach of contract claims,
                           (ii) the avoidance of any transfer by or obligation of the Companies or the Debtors or (iii) the turnover of any property to the Estates, all of which are expressly reserved by the Plan and may only be pursued by the Reorganized Debtors;

                           (ii) any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim left unaltered or Unimpaired by the Plan. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses which they had immediately prior to the Petition Date fully as if the Chapter 11 cases had not been commenced; and all of the Reorganized Debtors' legal and equitable rights respecting any Claim left unaltered or Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 cases had not been commenced.

                  11. Binding Effect. Pursuant to Section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Confirmation Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to the Plan) and this Confirmation Order shall be binding on (i) the Debtors, (ii) the Reorganized Debtors, (iii) all holders of Claims against and Interests in the Debtors, whether or not impaired under the Plan and whether or not, if impaired, such holder accepts the Plan, and (iv) each person acquiring property under the Plan. The holders of liens satisfied, discharged and released under the Plan shall execute any and all documentation reasonably requested by the Debtors or the Reorganized Debtors evidencing the satisfaction, discharge and release of such liens.
                  12. Revesting of Assets. On the Effective Date, the assets of the Debtors, shall vest in the Reorganized Debtors. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Court. All property of the Reorganized Debtors shall be free and clear of all Claims and Interests, except as specifically provided in the Plan, the Exit Financing Facility, the New Senior Term Loan Agreement, or this Confirmation Order and all such Claims and Interests shall be both discharged and released as to the Reorganized Debtors.
                  13. Assumption of Contracts and Leases. On the Effective Date, all executory contracts and unexpired leases of the Estates shall be assumed by the Debtors pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contract or unexpired lease that is the subject of a separate motion filed pursuant to Section 365 of the Bankruptcy Code by the Debtors before the Effective Date; (ii) such contracts or leases as are listed on any "Schedule of Rejected Executory Contracts and Unexpired Leases" filed by the Debtors on or before the Effective Date; and (iii) all executory contracts or unexpired leases rejected under this Plan or by order of the Court entered before the Effective Date and not subsequently assumed pursuant to an order of the Court. Any order entered after the Confirmation Date by the Bankruptcy Court, after notice and hearing, authorizing the rejection of an executory contract or unexpired lease shall cause such rejection to be a prepetition breach under Sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief were granted and such order were entered prior to the Confirmation Date. Any Claims arising out of the rejection of contracts or leases must be filed with the Court within the time set by any Final Order rejecting such executory contract or unexpired lease or 30 days after the Effective Date. Any Claims not filed within such time will be forever barred from assertion against any of the Debtors or Reorganized Debtors, their Estates and property.
                  14. General Authorizations. The Debtors and the Reorganized Debtors are authorized and empowered pursuant to Sections 105 and 1142(b) of the Bankruptcy Code, and as applicable, Sections 141(f) and 303 of the General Corporation Law of the State of Delaware, 8 Del. C. ss. 141(f) and 303, and any other applicable state law to take any and all actions reasonably necessary to implement the transactions contemplated by the Plan and this Confirmation Order, all without further corporate action or action by or the vote of directors or stockholders of the Debtors or Reorganized Debtors, including, without limitation, the following: (a) to reconstitute the boards of directors of Reorganized Debtors as contemplated by the Amended and Restated By-Laws; (b) to reincorporate ATSI as Delaware corporation; (c) to take ATSI private; (d) to amend the Reorganized Debtors' certificates of incorporation and by-laws as such may be revised and filed with the Court on or prior to the Effective Date, provided that as revised the Amended and Restated Certificates of Incorporation and Amended and Restated Bylaws shall continue to prohibit the issuance of non-voting equity securities; (e) to merge any or all of the Debtors; (f) to issue the New Securities and Carl Marks Warrants under the Plan; (g) to enter into, execute and deliver the Exit Financing Agreement, Contingent Payment Agreement and Stockholders Agreement; (h) to adopt and implement the Management Stock Option Plan; and (i) to authorize the appropriate officers of the

Reorganized Debtors to execute any documents, instruments or agreements necessary, and perform any act that is desirable or required to comply with the terms and conditions of the Plan and consummation of the Plan, including all documents necessary and appropriate to execute and consummate the Exit Financing. Such actions are approved in all respects and shall be deemed to have occurrence and be effective on the Effective Date.
                  15. Reserve of Common Stock. Pursuant to Section 4.6 of the Plan, the Exchange Agent is authorized to reserve New Common Stock for issuance in satisfaction of Contested Claims in Class 6 under the Plan, such reserve to be an amount of New Common Stock which would be distributable on account of all Contested Claims if each Contested Claim were Allowed in the amount set forth in
(i) any agreement between the holder of such Contested Claim and the Debtor,
(ii) an order of this Court Allowing such Contested Claim or establishing the amount of a reasonable reserve in respect of such Contested Claim, or (iii) the amount of such Contested Claim that is asserted to be liquidated in amount and non-contingent in the proof of claim filed by the holder such Contested Claim. From time to time in the Exchange Agent's discretion and, in any event, following allowance or disallowance of all Contested Claims in Class 6, the Exchange Agent is authorized and directed to distribute to each holder of Allowed Claim in Class 6 an amount equal to the lesser of the amount of New Common Stock reserved in respect of such Contested Claim or the amount of New Common Stock distributable in respect of the Allowed Amount of such Contested Claim, had such Contested Claim been Allowed in such amount on the Effective Date.
                  16. Contingent Payment Agreement. ATSI and Reorganized ATSI are authorized to execute and deliver the Contingent Payment Agreement, in substantially the form of the copy of which is attached hereto as Exhibit A, to the Paying Agent. On the Effective Date, all Old Common Stock of ATSI shall be cancelled and extinguished and Reorganized ATS shall accept the Old Common Stock for cancellation. All holders of Old Common Stock are deemed parties to the Contingent Payment Agreement and subject to the various restrictions thereunder, including the restrictions on transferability.
                  17. Cancellation of Securities and Documents. On the Effective Date, all Old Senior Secured Notes, Sub-Notes, Old Common Stock, Old Options, and all documentation related thereto and all obligations of ATSI, the U.S. Subsidiaries and the Foreign Subsidiaries under or in respect of any of the foregoing shall be cancelled and extinguished and any rights thereunder terminated. However, the provisions of the Sub-Note Indenture regarding the rights of the Indenture Trustee to recover its fees, costs and expense shall remain in full force and effect to the extent permitted under applicable law. The Interests of ATSI in the U.S. Subsidiaries and Foreign Subsidiaries shall remain outstanding and unaffected by the Plan or this Confirmation Order.
                  18. Reissuance of Securities and Other Documentation. On the Effective Date, the Reorganized Debtors (i) shall issue, in accordance with the provisions of Article V of the Plan, the New Senior Term Notes, the New Common Stock and the New Warrants, and (ii) shall execute and deliver the New Senior Term Loan Agreement, the Stockholders Agreement, and the Contingent Payment Agreement. In addition, the Reorganized Debtors, the U.S. Subsidiaries, Axiohm Technologies EURL, and Axiohm SARL shall execute and deliver the New Collateral Documents.

                  19. Stockholders Agreement. ATSI and Reorganized ATSI are authorized to execute and deliver the Stockholders Agreement in substantially the form attached as Exhibit B to the Disclosure Statement. On the Effective Date, all holders of New Common Stock, New Warrants, Carl Marks Warrants, and participants in the Management Stock Option Plan, shall be deemed to have executed and shall be bound by the terms of the Stockholders Agreement.
                  20. Subordination Rights. Subject to the Confirmation Order becoming a Final Order (or the requirement therefor being waived in accordance with Section 8.3 of the Plan) and subject to the distributions that are required to be made under the Plan as of the Effective Date to Classes 2 and 6 having been made, as of the Effective Date, each holder of an Allowed Claim (or claim thereafter Allowed), (i) by virtue of the acceptance of the Plan by such holder's Class in accordance with Section 1126 of the Bankruptcy Code, (ii) by virtue of the acceptance of the Plan by such holder, (iii) by virtue of the acceptance of any distribution under the Plan on account of such Claim or (iv) by virtue of the confirmation of the Plan, waives, releases and relinquishes any and all rights, claims or causes of action arising out of contract or under applicable law, including, without limitation, any claim under subsections (a) or (c) of Section 510 of the Bankruptcy Code and the provisions of the Sub-Note Indenture, to the payment and distributions of the consideration made or to be made hereunder or otherwise consistent with the Plan to any holder of an Allowed Claim (or claim thereafter Allowed) against the Debtors.
                  21. Status of D&O Insurance. The purchase or continuance of the D&O Policies by the Reorganized Debtors shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the Debtors or Reorganized Debtors.

                  22. No Post-Confirmation Amendment or Filing of Claims. Except as to the United States and as otherwise provided herein, a Claim may not be filed or amended after the Confirmation Date without the prior authorization of the Court and, even with such Court authorization may be amended by the holder of such Claim solely to decrease, but not to increase, the amount or priority of the Claim. Except as otherwise permitted herein, a Claim filed or amended after the Confirmation Date shall be deemed disallowed in full and expunged without any action by the Debtors or the Reorganized Debtors if prior Court authorization has not been obtained.
                  23. Payment of Fees. All fees payable pursuant to Section 1930 of Title 28 of the United States Code shall be paid on or before the Effective Date, and to the extent required, shall be paid until the Reorganization Cases are closed.
                  24. Retention of Jurisdiction. Notwithstanding confirmation of the Plan or occurrence of the Effective Date, this Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the purposes set forth in Section 12.1 of the Plan, as amended in paragraph 4 herein.
                  25. Modification of Plan. After the entry of this Order, the Reorganized Debtors may, upon order of the Court, amend or modify the Plan in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, as modified by this Order.
                  26. Exemption from Securities Laws. The exemption from the requirements of Section 5 of the Securities Act of 1933, 15 U.S.C. ss. 77e, and any state and local law requiring registration for the offer or sale of a security provided for in Section 1145 of the Bankruptcy Code shall apply to the shares of New Common Stock, the New Warrants, the Carl Marks Warrants, and the New Senior Term Notes issued pursuant to the Plan.
                  27. Exemptions from Taxation. Pursuant to section 1146(c) of the Bankruptcy Code: (1) the issuance, distribution, transfer or exchange of the Old Senior Notes, Sub-Notes and Old Common Stock, or (2) the making, delivery or recording of any other instrument of transfer under, shall not be taxed under any law imposing a stamp, or similar tax.
                  28. Validity of Liens. The liens granted pursuant to the Exit Financing Facility shall be legal, valid and enforceable first and second priority liens (as applicable) except as otherwise provided in the Exit Financing Facility, and the documents to be executed and delivered pursuant thereto shall constitute the legal, valid and binding obligations of the Reorganized Debtors.
                  29. References to Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.
                  30. Confirmation Order Controlling. If there is any direct conflict between the Plan, and this Confirmation Order, the terms of this Confirmation Order shall control.
                  31. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity or enforceability of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors' receipt of written notice of such order including, without limitations, the obligations and indebtedness created under the Exit Financing Facility.

Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the Effective Date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all related documents or any amendments or modifications thereto.
                  32. No Stay of Confirmation Order. Pursuant to Bankruptcy Rule 3020(e), this Order shall not be stayed and shall be effective upon entry on the docket of this Court.
                  33. Applicable Non-Bankruptcy Law. Pursuant to Sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.
                  34. Dissolution of the Creditors' Committee. On the Effective Date, the Creditors' Committee shall cease to exist and its members, employees or agents (including without limitation, attorneys, financial advisors, and any other professionals) shall be released and discharged from all further authority, duties, responsibilities, and obligations related to, arising from or in connection with the Reorganization Cases except with respect to: (i) any objections made by the Creditors' Committee pursuant to Section 10.3 of the Plan or other matters pending before the Court to which the Creditors' Committee is a party, until such objections or matters are resolved, (ii) all fee applications filed or to be filed after the Effective Date pursuant to Section 330 of the Bankruptcy Code by or on behalf of members of the Creditors' Committee on any professionals employed by the Debtors or the Creditors' Committee, (iii) effectuating consummation of the Plan; and (iv) any post-confirmation modifications to the Plan or this Order.

                  35. Record Date for Distributions. Therecord date for determining the holders of Sub-Notes and Old Common Stock entitled to receive distributions under the Plan shall be the Business Day immediately preceding the Effective Date.
                  36. Professional Compensation and Reimbursement Claims. All applications for payment of fees and expenses pursuant to Section 330 and 503(b) of the Bankruptcy Code which were incurred before the Confirmation Date must be filed with the Court on or before 4:00 p.m. on the date that is the first Business Day after the date that is forty-five (45) days after the Effective Date. Any Person who fails to file such an application with the Court on or before such time and date shall be forever barred from asserting such claim against any of the Debtors, the Reorganized Debtors, or their property, and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such claim. Notwithstanding any prior order of this Court in these Reorganization Cases, all requests for approval and payment of professionals' fees and reimbursement of expenses, whether or not previously applied for by interim application, may be included in such Professionals' final applications for payment of Claims as set forth herein and in the Plan. Objections, if any, to such claims shall be filed and served not later than five (5) business days prior to the date set by the Court for the hearing to consider such claims.
                  37. Post-Confirmation Notices. On or before the tenth (10) Business Day following the date of the entry of this Confirmation Order, the Debtors or the Reorganized Debtors, as appropriate, shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c) to all creditors, indenture trustees and equity security holders of the

Debtors as of the date hereof

Dated: Wilmington, Delaware
       April 27, 2000

                                       ENTERED
                                       JUDGE PETER W. WALSH
                                       CHIEF UNITED STATES BANKRUPTCY JUDGE